SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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[_]  Confidential, For Use of the                        14a-12
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Vishay Intertechnology, Inc.
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

April 27, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Vishay Intertechnology, Inc., to be held at 10:30 a.m., local time, on Wednesday, June 16, 2010, at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103. The Board of Directors looks forward to greeting you personally at the annual meeting.

During the annual meeting, we will discuss each item of business described in the attached Notice of Annual Meeting of Stockholders and proxy statement and provide a report on Vishay’s business operations. There will also be time for questions.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Vishay. We hope you will be able to attend the annual meeting. Whether or not you expect to attend the annual meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the annual meeting. Therefore, you are encouraged to sign, date, and return the enclosed proxy card in the return envelope provided so that your shares will be represented and voted at the annual meeting.

Sincerely,

Dr. Felix Zandman
Executive Chairman of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held June 16, 2010.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2010 Annual Meeting of Stockholders

2009 Annual Report to Stockholders

To view these materials, visit ir.vishay.com.

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, June 16, 2010

The 2010 Annual Meeting of Stockholders of Vishay Intertechnology, Inc. will be held at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, on Wednesday, June 16, 2010 at 10:30 a.m., local time. The meeting will be held to consider and act upon:

1.	the election of three directors to hold office until 2013;

2.	the ratification of our independent registered public accounting firm;

3.	if properly presented at the meeting, a stockholder proposal described in the Proxy Statement; and

4.	such other business as may be brought properly before the meeting.

The stockholders of record at the close of business on April 19, 2010 will be entitled to vote at the annual meeting or at any adjournment thereof. Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting to vote your shares.

By Order of the Board of Directors,

Peter G. Henrici
Corporate Secretary

Malvern, Pennsylvania
April 27, 2010

TABLE OF CONTENTS

SECTION

About the Meeting	1

Governance of the Company	5

Director Compensation	10

Proposal One – Election of Directors	11

Report of the Audit Committee	14

Proposal Two – Ratification of Appointment of Independent Registered Public Accounting Firm	15

Stockholder Proposal	16

Security Ownership of Certain Beneficial Owners and Management	18

Executive Compensation	20

Report of the Compensation Committee	31

Compensation Tables	32

Certain Relationships and Related Transactions	48

Other Matters	49

Availability of Annual Report and Form 10-K to Stockholders	49

Stockholder Proposals for 2010 Annual Meeting	49

VISHAY INTERTECHNOLOGY, INC.
63 LANCASTER AVENUE
MALVERN, PENNSYLVANIA 19355

________________

PROXY STATEMENT
________________

The accompanying proxy is solicited by the Board of Directors of Vishay Intertechnology, Inc. for use at the 2010 Annual Meeting of Stockholders of Vishay to be held at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103 on Wednesday, June 16, 2010 at 10:30 a.m., local time, or any adjournments thereof.

We are first sending the proxy materials to stockholders on or about April 27, 2010.

ABOUT THE MEETING

Why did I receive these materials?

We hold a meeting of stockholders annually. This year’s meeting will be held on June 16, 2010. There will be several items of business that must be voted on by our stockholders at the meeting, and our Board of Directors is seeking your proxy to vote on these items. This proxy statement contains important information about Vishay Intertechnology, Inc. and the matters that will be voted on at the meeting. Please read these materials carefully so that you have the information you need to make informed decisions. Throughout this proxy statement, we will refer to ourselves as “Vishay Intertechnology, Inc.,” “Vishay,” “we,” “our,” or the “Company.”

What is a proxy?

A proxy is your legal designation of another person to vote the shares of stock that you own. The person you designate to vote your shares is also called a proxy. When you submit a proxy, the people named on the proxy card are required to vote your shares at the annual meeting in the manner you have instructed.

What is the record date and why is it important?

The record date is the date used by our Board of Directors to determine which stockholders are entitled to receive notice of, and vote on the items presented at, the annual meeting. Our Board established April 19, 2010 as the record date for the 2010 annual meeting.

What is the difference between “Stockholders of Record” and “Beneficial Owners”?

If your shares are registered directly in your name with Vishay’s transfer agent, you are considered, with respect to those shares, the stockholder of record. The proxy statement, annual report and proxy card have been sent directly to you by Vishay.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name. This proxy statement and annual report have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, are invited to attend the meeting.

What proposals will I be voting on and how does the Board of Directors recommend I vote?

The Board of Directors’ recommendations are set forth together with the description of each proposal in this proxy statement. In summary, the Board of Directors (the “Board”) recommends a vote
  FOR the election of three directors to hold office for terms of three years and until their successors are duly elected and qualified (see Proposal One); and

  FOR the ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2010 (see Proposal Two).

  AGAINST the stockholder proposal asking that our stockholders urge the Board to arrange for the sale of Vishay Intertechnology, Inc. to the highest bidder (see the Stockholder Proposal).
Does Vishay have more than one class of stock outstanding?

We have two classes of stock outstanding, common stock and Class B common stock. On the record date, there were 172,288,582 shares of common stock and 14,352,839 shares of Class B common stock outstanding and entitled to vote.

What are the voting rights of each class of stock?

Each share of common stock will be entitled to one vote and each share of Class B common stock will be entitled to 10 votes with respect to each matter to be voted on at the annual meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by Vishay’s stockholders during ordinary business hours for a period of ten days prior to the annual meeting at The Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103. A stockholder list will also be available for examination at the annual meeting.

What constitutes a quorum?

A quorum is the minimum number of votes required to be present at the annual meeting to conduct business. As set forth in Vishay’s by-laws, the holders of a majority of the votes represented by the outstanding shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting.

How are abstentions and broker non-votes considered?

Shares represented by proxies that are properly marked “ABSTAIN” will be counted for purposes of determining the presence of a quorum at the annual meeting. Abstentions are regarded as voted shares and will have the same effect as a vote “AGAINST” Proposal Two and the Stockholder Proposal. Abstentions will have no effect on the election of directors under Proposal One.

Brokers holding shares for beneficial owners in street name must vote those shares according to specific instructions they receive from the beneficial owners. If instructions are not received, brokers may only vote the shares, in their discretion, on matters for which they are not precluded from exercising their discretion by the rules of the New York Stock Exchange (“NYSE”). Under the NYSE rules, a broker is permitted to vote shares on routine matters, which include ratifying the appointment of independent auditors but do not include the election of directors or stockholder proposals. Accordingly, brokers may vote in their discretion only on Proposal Two. For your vote to be counted in the election of directors under Proposal One or the Stockholder Proposal, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting.

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes will be counted in determining whether there is a quorum at the annual meeting but will not be regarded as voted shares. Because the Company has a plurality voting standard for the election of directors and the other proposals will be determined by a majority of the votes cast, broker non-votes will have no effect on the outcome of the vote on any of the proposals.

What vote is required to approve each proposal?

Assuming a quorum is present, the vote required and method of calculation for the proposals to be considered at the annual meeting are as follows:
  Proposal One. The election of three directors to hold office for terms of three years or until their successors are duly elected and qualified requires a plurality of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy and voted on the election of directors.

  Proposal Two. The ratification of the appointment of Ernst & Young LLP as Vishay’s independent registered public accounting firm for the year ending December 31, 2010 requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.

  Stockholder Proposal. A stockholder proposal asking that Vishay’s stockholders urge the Board to arrange the sale of Vishay Intertechnology, Inc. to the highest bidder requires the affirmative vote of holders of a majority of the votes of the shares of common stock and Class B common stock, voting together as a single class, present in person or represented by proxy.
How do I vote my shares? Can I vote electronically?

Please complete, date, and sign the enclosed proxy card and return it without delay in the enclosed envelope, which requires no additional postage if mailed in the United States.

If you are enrolled in our electronic proxy materials delivery service and received these proxy materials via the Internet, you will need to follow the procedures for online voting in order to vote your shares.

The shares represented by the accompanying proxy will be voted as directed with respect to each of the proposals set forth in the proxy statement, OR, if no direction is indicated, at the recommendations of the Board of Directors.

You may either vote “FOR ALL” or “WITHHOLD” your vote for the election of the nominees as directors under Proposal One, or you may vote for only some of the nominees. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposal Two and the Stockholder Proposal.

Whether or not you plan to attend the meeting, we strongly encourage you to vote by proxy prior to the meeting.

Can I change my vote after I return my proxy card?

Yes. You may revoke your proxy at any time before it is voted at the annual meeting. In order to revoke your proxy, you may either:
  sign and timely return another proxy card bearing a later date; or

  provide written notice of the revocation to Vishay’s Corporate Secretary; or

  attend the annual meeting and vote in person.
If your shares are held in a stock brokerage account or by a bank or other nominee, you must follow the instructions provided by your broker, bank, or nominee on how to revoke your proxy.

What will happen if I provide my proxy but do not vote on a proposal?

You should provide voting instructions for all proposals appearing on the proxy card. The persons named as proxies on the enclosed proxy card will vote your shares according to your instructions. However, if you fail to provide instructions on how you want your shares to be voted, properly signed and dated proxies will be voted in accordance with the recommendation of the Board of Directors.

What will happen if I do not provide my proxy?

If you are a stockholder of record, your shares will not be voted.

If you are the beneficial owner of shares held in street name, your broker, bank, or other holder of record might be authorized to vote your shares on certain routine matters. The NYSE considers the ratification of the independent registered public accounting firm to be a routine matter. On this matter, your broker or nominee can vote your street name shares on this item even though you have not provided voting instructions, or chose not to vote your shares on these matters.

Who will verify the election results?

Vishay will appoint an inspector who will ascertain the number of shares outstanding and the voting powers of each, determine the shares represented at the annual meeting and the validity of the proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determinations by such inspector, and certify a determination of the number of shares represented at the annual meeting and his count of all votes and ballots.

Are there any stockholders who own more than 5% of Vishay’s shares or voting power?

Dr. Felix Zandman, Founder, Executive Chairman of the Board of Directors, and Chief Technical and Business Development Officer of Vishay, directly, beneficially, and as voting trustee under a voting trust agreement, has sole or shared voting power over 45.2% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock and intends to vote FOR ALL nominees, FOR Proposal Two, and AGAINST the Stockholder Proposal.

According to filings made with the Securities and Exchange Commission (“SEC”), LSV Asset Management, Blackrock, Inc., and The Bank of New York Mellon Corporation own greater than 5% of Vishay’s outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management” for more information. LSV Asset Management, Blackrock, Inc., and The Bank of New York Mellon Corporation have not indicated their intentions to Vishay regarding matters to be voted on at the annual meeting.

Who paid to send me the proxy materials?

Vishay is required to make these materials available to you. SEC rules require that we mail a notice to our stockholders advising that our proxy statement, annual report to stockholders, electronic proxy card, and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. We have elected to utilize this process for the 2010 annual meeting. We intend to begin mailing the required notice, called Notice of Internet Availability of Proxy Materials, to stockholders on or about April 27, 2010. The proxy materials will be posted on the Internet, at ir.Vishay.com, no later than the day we begin mailing the Notice.

These rules give us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. If you receive a Notice, you will not receive a paper or electronic copy of the proxy materials unless you request one, using the procedure described in the Notice and on Vishay’s investor relations website. You may also elect to receive the Notice for future meetings electronically, which will save Vishay printing and mailing costs, by registering for this program at www.icsdelivery.com/vsh or by contacting your broker.

The cost of solicitation of proxies will be borne by Vishay. The Board of Directors may use the services of Vishay’s directors, officers and other regular employees to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and Vishay will reimburse them for the reasonable expenses incurred by them in so doing.

GOVERNANCE OF THE COMPANY

What is corporate governance?

Corporate governance is the process by which companies govern themselves.

At Vishay, day-to-day business activities are carried out by our employees under the direction and supervision of our Chief Executive Officer (“CEO”). The Board of Directors oversees these activities. In doing so, each director is required to use his or her business judgment in the best interests of Vishay and its stockholders. The Board’s primary responsibilities include:
  Review of Vishay’s performance, strategies, and major decisions;

  Oversight of Vishay’s compliance with legal and regulatory requirements and the integrity of its financial statements;

  Oversight of management, including review of the CEO’s performance and succession planning for key management roles; and

  Oversight of compensation for the CEO, key executives and the Board, as well as oversight of compensation policies and programs for all employees.
Additional description of the Board’s responsibilities is included in our Corporate Governance Principles document, which is available to stockholders on our website and in print upon request, as described below.

Where can I find more information about the corporate governance practices of Vishay?

Various corporate governance related documents are available on our website. These include:
  Corporate Governance Principles

  Code of Business Conduct and Ethics

  Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers

  Audit Committee Charter

  Nominating and Corporate Governance Committee Charter

  Compensation Committee Charter

  Strategic Affairs Committee Charter

  Policy on Director Attendance at Annual Meetings

  Nominating and Corporate Governance Committee Policy Regarding Qualification of Directors

  Procedures for Securityholders’ Submissions of Nominating Recommendations

  Securityholder Communications with Directors and Interested Party Communication with Non-Management Directors

  Whistleblower and Ethics Hotline Procedures

  Related Party Transaction Policy
To view these documents, access ir.Vishay.com and click on “Corporate Governance.” Any of these documents can be obtained in print by any stockholder upon written request to Vishay’s investor relations department.

We intend to post any amendments to or any waivers from, a provision of our Code of Ethics Applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Controller and Financial Managers on our website.

What is the composition of our Board of Directors?

Vishay has a staggered Board of Directors divided into three classes. The number of directors is fixed by the Board of Directors, subject to a maximum of fifteen directors as provided in the Company’s charter documents. There are currently twelve members of the Board. As described in Proposal One, three directors will be elected to Class I for a term expiring at the annual meeting of stockholders in 2013. Biographical information on each of the directors is included in Proposal One.

How does the Board determine which directors are considered independent?

The Board of Directors has determined that, to be considered independent, an outside director may not have a direct or indirect material relationship with Vishay. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Vishay and its stockholders. The materiality standard applied by the Board includes, but is not limited to, the disqualifying relationships set forth in the governance listing standards of the NYSE.

Accordingly, the Board has concluded that Frank Dieter Maier, Eliyahu Hurvitz, Dr. Abraham Ludomirski, Wayne M. Rogers, Ronald Ruzic, and Thomas Wertheimer qualify as independent directors. Zvi Grinfas also qualified as an independent director during his service on the Board. Each of the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Strategic Affairs Committee of the Board is composed entirely of independent directors.

How often did the Board meet during 2009?

The Board of Directors met 6 times during the year ended December 31, 2009. In 2009, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and any Committee on which such director served, except for Mr. Hurvitz who attended 38%. In those instances when Mr. Hurvitz has been unable to attend meetings of the Board or the Committee on which he serves, he has communicated in advance his views on the matters to be discussed to the Chairman of the Board or to other directors, in order to assure that his point of view on these matters will be known to the directors. Information regarding Vishay’s policy on director attendance at annual meetings of stockholders and the number of directors attending last year’s annual meeting may be found on our website at ir.Vishay.com.

What is the role of the Board’s Committees?

The Board of Directors maintains an Executive Committee, a Nominating and Corporate Governance Committee, an Audit Committee, a Compensation Committee and a Strategic Affairs Committee, each of which is described below.

Executive Committee - The Executive Committee is authorized to exercise all functions of the Board of Directors in the intervals between meetings of the Board to the extent permitted by Delaware law. The current chairman of the Committee is Dr. Zandman.

Nominating and Corporate Governance Committee - The functions of the Nominating and Corporate Governance Committee include identifying individuals qualified to become members of the Board; selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; developing and recommending to the Board a set of corporate governance principles for Vishay; overseeing the evaluation of the Board and the management of Vishay; administering Vishay’s Related Party Transactions Policy; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

The chairman of the Nominating and Corporate Governance Committee is designated under our Corporate Governance Principles to preside at the executive sessions of the Board’s non-management directors. The current chairman of the Committee is Mr. Hurvitz.

Audit Committee - The functions of the Audit Committee include overseeing Vishay’s accounting and financial reporting processes; overseeing the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting; assisting the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence and qualifications of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm; and performing other related functions specified in the Committee’s charter. A copy of the Committee’s charter is available to stockholders on our website and in print upon request. The Audit Committee consists of three non-management directors, each of whom satisfies the independence requirements of the rules of the SEC and the governance listing requirements of the NYSE. All of the members of the Committee also satisfy the financial literacy requirements of the NYSE and Mr. Wertheimer, the chairman of the Committee, qualifies as an audit committee financial expert under the rules of the SEC.

Compensation Committee - The functions of the Compensation Committee include evaluating the performance of the Chief Executive Officer and, based on this evaluation, determining and approving the compensation of the Chief Executive Officer; making recommendations to the Board with respect to compensation of our other executive officers; making recommendations to the Board with respect to compensation of non-management directors; making recommendations to the Board with respect to, and administering, our incentive compensation plans and equity based compensation plans; and performing other related functions specified in the Committee’s charter. The Compensation Committee is authorized, within the limits of the 2007 Stock Incentive Program of Vishay, to determine the individuals who are to receive grants, including stock, stock options, restricted stock and restricted stock units, and the vesting requirements with respect to those grants, and to administer and interpret the plan. Mr. Grinfas, who served as chairman of this committee, will remain a member of this committee until his resignation from the Board due to health reasons, effective May 31, 2010. As of April 18, 2010, Wayne Rogers is the chairman of this committee. A copy of the Committee’s charter is available to stockholders on our website and in print upon request. Also see “Executive Compensation.”

Strategic Affairs Committee - The functions of the Strategic Affairs Committee include advising and making recommendations to the Board and management with respect to potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring and other strategic initiatives, and considering and negotiating on behalf of the Company strategic initiatives involving the Company’s management with respect to which actual or perceived conflicts may exist with management directors. The current chairman of the Committee is Mr. Wertheimer. A copy of the Committee’s charter is available to stockholders on our website and in print upon request.

Board Leadership Structure and Role in Risk Oversight

The Board believes that it is important to retain the flexibility to combine or separate the responsibilities of the offices of Chairman of the Board and Chief Executive Officer, as from time to time may be in the best interests of the Company. The Board separated the positions of Chairman and Chief Executive Officer in 2004 when the Company’s founder and Chairman, Dr. Zandman, stepped down from his position as our Chief Executive Officer to focus full-time on technical and business development issues. Dr. Zandman remains significantly involved with the Company’s Strategic Direction as our Chief Technical and Business Development Officer. Because Dr. Zandman continues to provide the Company with strategic and creative vision, the Company believes that it is appropriate that he serve as Executive Chairman. At the same time, the active membership of Dr. Paul, our Chief Executive Officer, on the Board assures our Board of the benefit of his comprehensive knowledge of the Company's business, operations, industry environment and competitive challenges.

Management continually monitors the material risks facing the Company, including financial risk, strategic risk, operational risk, and legal and compliance risk. The Board of Directors is responsible for exercising oversight of management’s identification and management of, and planning for, those risks. Although the Board is ultimately responsible for risk oversight at the Company, the Board has delegated to certain Committees oversight responsibility for those risks that are directly related to their area of focus.
  The Audit Committee reviews our policies and guidelines with respect to risk assessment and risk management, including our major financial risk exposures, and oversees the steps management has taken to monitor and control those exposures.

  The Compensation Committee considers risk issues when establishing and administering our compensation programs for executive officers and other key personnel.

  The Strategic Affairs Committee reviews, advises and consults with management regarding our risk management strategies, as well as potential significant acquisitions, divestitures, joint ventures, business combinations, restructuring other strategic initiatives, and issues that require independent arms-length decisions.

  The Nominating and Corporate Governance Committee oversees corporate governance risks, including matters relating to the composition and organization of the Board and recommends to the Board how its effectiveness can be improved by changes in its composition and organization.
Each of these committees routinely reports to the Board on the management of these specific risk areas. To permit the Board and its committees to perform their respective risk oversight roles, individual members of management who supervise the Company’s risk management report directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with the Board and its committees.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. Members of the Company’s senior management regularly attend Board and committee meetings and are available to address any questions or concerns raised on matters related to risk management. The Board and its Committees exercise their risk oversight function by carefully evaluating the reports they receive from management and by making inquiries of management with respect to areas of particular interest to the Board.

The following table summarizes the composition of these committees as of April 19, 2010:

			Nominating and		Strategic
	Executive	Audit	Corporate Governance	Compensation	Affairs
	Committee	Committee	Committee	Committee	Committee
	(1)			(2)
Dr. Felix Zandman	**	—	—	—	—
Eliyahu Hurvitz	—	—	**	—	—
Zvi Grinfas	—	*	—	*	*
Dr. Abraham Ludomirski	—	—	—	*	*
Dr. Gerald Paul	*	—	—	—	—
Wayne M. Rogers	—	*	—	**	—
Ziv Shoshani	*	—	—	—	—
Ronald Ruzic	—	—	*	—	—
Thomas C. Wertheimer	—	**	—	*	**
Marc Zandman	*	—	—	—	—
Ruta Zandman	—	—	—	—	—
Frank Dieter Maier (3)	—	*	—	—	*
Number of Meetings during 2009	0	9	1	18	13
Actions by Unanimous Consent in Lieu of
Meeting during 2009	2	1	0	0	0
____________________

(1)	The Executive Committee meets informally throughout the year to discuss various business issues.

(2)	Effective April 18, 2010, Wayne M. Rogers was appointed Chairman of the Compensation Committee.

(3)	Effective April 18, 2010 Frank Dieter Maier was appointed to the Board of Directors.

**Chairman *Member

How does the Board select nominees for the Board?

In selecting candidates for nomination at the annual meeting of our stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire and are qualified to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure and contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board, who the Committee believes will continue to make important contributions to the Board, and who consent to stand for re-election and, if re-elected, to continue their service on the Board. If there are Board positions for which the Committee will not be re-nominating a qualified incumbent, the Committee will solicit recommendations for nominees from persons who the Committee believes are likely to be familiar with qualified candidates, including members of the Board and senior management.

The Committee may also engage a search firm to assist in identifying qualified candidates. Where such a search firm is engaged, the Committee sets the fees and scope of engagement. The Committee will review and evaluate each candidate who it believes merits serious consideration, taking into account all available information concerning the candidate, the qualifications for Board membership established by the Committee, the existing composition and mix of talent and expertise on the Board and other factors that it deems relevant. In conducting its review and evaluation, the Committee may solicit the views of management and other members of the Board and may, if deemed helpful, conduct interviews of proposed candidates. The Committee will evaluate candidates recommended by stockholders in the same manner as candidates recommended by other persons, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of Vishay and whether the stockholders intend to continue holding that interest through the annual meeting date.

What qualifications must a director have?

Under a policy formulated by our Nominating and Corporate Governance Committee, we generally require that all candidates for director be persons of integrity and sound ethical character; be able to represent all stockholders fairly; have no interests that materially conflict with those of Vishay and its stockholders; have demonstrated professional achievement; have meaningful management, advisory or policy making experience; have a general appreciation of the major business issues facing Vishay; have adequate time to devote to serve on the Board of Directors; and satisfy our retirement policy for directors. A limited exception to some of these requirements, other than the requirements of integrity and ethics and the absence of material conflict, may be made for a holder of substantial voting power. We also require that a majority of directors be independent; at least three of the directors have the financial literacy necessary for service on the audit committee and at least one of these directors qualifies as an audit committee financial expert; at least some of the independent directors have served as senior executives of public or substantial private companies; and at least some of the independent directors have general familiarity with the major industries in which we operate. Additionally, while the Company does not have a formal policy with respect to the consideration of diversity in identifying director candidates, the benefits of board diversity are considered in the nominations process, including diversity of background and experience. A detailed description of the qualifications required of candidates for director, as well as the specific qualities or skills we believe should be possessed by one or more directors, can be found on our website.

Can I recommend a nomination for director?

Yes. The Nominating and Corporate Governance Committee will consider recommendations for director nominations submitted by stockholders entitled to vote generally in the election of directors. Submissions must be made in accordance with the Committee’s procedures, as outlined below and set forth on our website. For each annual meeting of our stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider candidates who satisfy our minimum qualifications for director, as summarized in this proxy statement and as set forth on our website. In considering a stockholder recommendation, the Committee will take into account, among other factors, the size and duration of the recommending stockholder’s ownership interest in Vishay and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware, as discussed above, that it is our general policy to re-nominate qualified incumbent directors and that, absent special circumstances, the Committee will not consider other candidates when a qualified incumbent director consents to stand for re-election.

A stockholder wishing to recommend to the Nominating and Corporate Governance Committee a candidate for election as director must submit the recommendation in writing, addressed to the Committee, care of our Corporate Secretary, at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355. Submissions must be made by mail, courier, or personal delivery. E-mailed submissions will not be considered. Submissions recommending candidates for election at an annual meeting of stockholders must generally be received no later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting of stockholders. In the event that the date of an annual meeting of stockholders is more than 30 days following the first anniversary date of the annual meeting of stockholders for the prior year, the submission must be made a reasonable time in advance of the mailing of our proxy statement for the current year. Each nominating recommendation must be accompanied by the information called for by our “Procedures for Securityholders’ Submission of Nominating Recommendations,” which is posted on our website. This includes specified information concerning the stockholder or group of stockholders making the recommendation and the proposed nominee, any relationships between the recommending stockholder or stockholders and the proposed nominee and the qualifications of the proposed nominee to serve as director. The recommendation must also be accompanied by the consent of the proposed nominee to serve if nominated and elected and the agreement of the nominee to be contacted by the Committee, if the Committee decides in its discretion to do so.

How do stockholders and others communicate with the Board?

Vishay stockholders may communicate with the Board of Directors, any Committee of the Board or any individual director, and any interested party may communicate with the non-management directors of the Board as a group, by delivering such communications either in writing addressed to our Corporate Secretary at Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355; or by e-mail to boardofdirectors@Vishay.com. Communications should not exceed 1,000 words.

All communications must be accompanied by the following information: (i) if the person submitting the communication is a securityholder, a statement of the type and amount of the securities of Vishay that the person holds; (ii) if the person submitting the communication is not a securityholder and is submitting the communication to the non-management directors as an interested party, the nature of the person’s interest in Vishay; (iii) any special interest, meaning an interest not in the capacity as a stockholder of Vishay, of the person in the subject matter of the communication; and (iv) the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications addressed to directors may, at the direction of the directors, be shared with Vishay’s management.

DIRECTOR COMPENSATION

Our non-employee directors each received a fee of $2,500 for each individual Board or Committee meeting attended in person, and $1,000 for each Board or Committee meeting attended telephonically, during 2009. Concurrent with the annual meeting, each non-employee director receives a retainer fee of $30,000 for serving on the Board of Directors. Directors who are also employees of Vishay do not receive any additional compensation for their service as directors. See “Executive Compensation.”

Beginning in 2010, our non-employee directors will each receive an annual grant of 10,000 restricted stock units.

The following table provides information with respect to the compensation paid or provided to the Company’s non-management directors during 2009:

	Fees Earned and
Name	Paid in Cash	Stock Awards (1)	Total
Zvi Grinfas	$90,000	—	$90,000
Eliyahu Hurvitz	35,500	—	35,500
Dr. Abraham Ludomirski	83,500	—	83,500
Wayne M. Rogers	49,500	—	49,500
Ronald Ruzic	39,000	84,640	123,640
Thomas C. Wertheimer	77,500	—	77,500
____________________

(1)	Mr. Ruzic was granted 16,000 restricted stock units in 2009 under the Stock Incentive Plan. As he joined the Board of Directors on January 1, 2009, Mr. Ruzic did not receive restricted stock granted to other directors in 2008. The restricted stock units for Mr. Ruzic vest in two equal annual installments, beginning on the grant date. The grant-date fair value of restricted stock awards is recognized over the vesting period. The amount presented in the table is the grant-date fair value of the RSUs. These awards were granted on May 26, 2009.

Mrs. Ruta Zandman is employed by Vishay as a public relations associate and accordingly receives no compensation for her service on the Board of Directors. Mrs. Zandman’s salary for 2009 was $25,000. Mrs. Zandman does not participate in any of Vishay’s retirement or incentive compensation programs.

PROPOSAL ONE

ELECTION OF DIRECTORS

Three directors will be elected to Class I for a term expiring at the annual meeting of stockholders in 2013.

Dr. Felix Zandman, Dr. Gerald Paul and Mr. Frank Dieter Maier are the nominees for election as Class I Directors for terms of three years, expiring at the 2013 annual meeting of stockholders. Each of the nominees is currently a member of the Board and has consented to serve if elected.

If any nominee for director becomes unavailable for election, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The following table summarizes the current directors:

Name	Age	Director Since	Term Expiring
Nominees for Election as
Class I Directors:

Dr. Felix Zandman (1)(2)	81	1962	2013
Dr. Gerald Paul	61	1993	2013
Frank Dieter Maier	72	2010	2013

Class II Directors:

Eliyahu Hurvitz	77	1994	2011
Dr. Abraham Ludomirski	57	2003	2011
Wayne M. Rogers	77	2006	2011
Ronald Ruzic	71	2009	2011

Class III Directors:

Ziv Shoshani (1)	43	2001	2012
Thomas C. Wertheimer	69	2004	2012
Marc Zandman (1)(3)	48	2001	2012
Ruta Zandman (1)	72	2001	2012
____________________

(1)	Dr. Felix Zandman and Ruta Zandman are married. Marc Zandman is their son and Ziv Shoshani is their nephew.

(2)	Executive Chairman of the Board.

(3)	Vice Chairman of the Board.

Nominees for Election as Class I Directors – Terms Expiring 2013

Dr. Felix Zandman is a founder of Vishay, and has been Executive Chairman of the Board since 1989 and a Director since Vishay’s inception in 1962. In addition to his position as Executive Chairman, Dr. Zandman became Chief Technical and Business Development Officer on January 1, 2005. Dr. Zandman was Chief Executive Officer of Vishay from its inception in 1962 through December 31, 2004, when Dr. Gerald Paul was appointed Chief Executive Officer. Dr. Zandman was President of Vishay from its inception through March 1998. As the founder of the Company, Dr. Zandman brings to the Board intimate familiarity with the Company’s businesses, technologies and the industries in which it competes, as well as the strategic and creative vision that has driven the Company’s success.

Dr. Gerald Paul was appointed Chief Executive Officer effective January 1, 2005. Dr. Paul has served as a Director of Vishay since 1993, and has been President of Vishay since March 1998. Dr. Paul also was Chief Operating Officer from 1996 to 2006. Dr. Paul previously was an Executive Vice President of Vishay from 1996 to 1998, and President of Vishay Electronic Components, Europe from 1994 to 1996. Dr. Paul has been Managing Director of Vishay Electronic GmbH, a subsidiary of Vishay, since 1989. Dr. Paul has been employed by Vishay and a predecessor company since 1978. Dr. Paul possesses extensive experience with the Company, the most detailed knowledge of our operations, including the integration of acquired companies, and a proven understanding of the challenges facing the Company in all aspects of the business cycle.

Frank Dieter Maier was Managing Director of TEMIC GmbH where he was responsible for the development and concentration of electronic activities within Daimler, including the operations of 26 semiconductor and automotive electronics plants until 2002. He currently serves as Deputy Chairman of the Board of Directors of Varta Microbattery GmbH, Chairman of the Board of Directors and member of the Advisory Council of BASIC AG, a director of Preh Gmbh and a member of the Advisory Council of BMK GmbH. Mr. Maier’s prior business experience has given him in-depth knowledge of and experience in semiconductors and passive electronic components.

The Board of Directors recommends that you vote “FOR ALL” the nominees as directors.

Class II Directors – Terms Expiring 2011

Eliyahu Hurvitz was Chairman of the Board of Teva Pharmaceutical Industries Ltd., a leading generic pharmaceutical company, until March 2010. He was President and Chief Executive Officer of Teva from 1976 to 2002 when he stepped down from these positions. He serves as Chairman of the Board of The Israel Democracy Institute (IDI), Chairman of the Board of Neuro Survival Technologies Ltd., an Israeli molecular imaging and drug development company, Chairman of the Board of Pontifax Management (G.P) Ltd., a venture capital firm, and Chairman of the Board of Protalix BioTherapeutics, Inc., a biotechnology company. He was a member of the Belfer Center for Science and International Affairs at John F. Kennedy School of Government at Harvard University from 2002 until 2005. Having built Teva into Israel’s largest public company, Mr. Hurvitz brings to the Board a wealth of public company experience and insight.

Dr. Abraham Ludomirski is the founder and, for more than the past five years, managing director of Vitalife Fund, a venture capital company specializing in high-tech electronic medical devices. He is also the Chairman of the Board of Sightline Technologies Ltd., an Israeli high-tech company specializing in miniature electronics and optical and video systems, and serves on the board of directors of Medison, Trig Medical, Deep Breeze and Canfite. Dr. Ludomirski earned his M.D. at the Sackler Tel-Aviv University Medical School, specializing in OBGYN and completed his fellowship at the University of Pennsylvania in maternal fetal medicine. In addition to his general familiarity with corporate affairs and governance, Dr. Ludomirski’s work in the high-tech venture capital and medical fields gives him a valuable perspective on investment in innovative technologies.

Wayne M. Rogers is an investor and regular stock commentator and analyst on Fox News Channel. For more than the past five years, Mr. Rogers has been president of Wayne M. Rogers & Co., an investment management firm. Mr. Rogers possesses extensive knowledge of corporate finance and insight with respect to mergers and acquisitions as well as general economic, business and market trends.

Ronald Ruzic became a director effective January 1, 2009. Prior to retiring in 2003, Mr. Ruzic was Executive Vice President of BorgWarner Inc. since 1992 and Group President of BorgWarner Automotive Inc. since 1989. Previously, he held various executive positions with BorgWarner. After joining BorgWarner in 1968 as a senior manufacturing engineer for its subsidiary Morse Chain, Mr. Ruzic progressed through engineering and management positions and managed various BorgWarner operations in Italy, Mexico, Germany and the United States. Mr. Ruzic formerly served on the boards of directors of Guilford Mills Inc., AG Kühnle Kopp & Kausch, Magneti Marelli S.p.A. and Citation Corporation. Mr. Ruzic brings to the Board many years’ experience with the management and technical challenges facing complex, multi-national businesses such as the Company.

Class III Directors – Terms Expiring 2012

Ziv Shoshani has been Executive Vice President – Vishay Precision Group since November 1, 2009. He was the Chief Operating Officer of the Company from January 1, 2007 to November 1, 2009. During 2006, he was the Deputy Chief Operating Officer. Mr. Shoshani served as an Executive Vice President of the Company since 2000 with various areas of responsibility, including Executive Vice President of the Measurements Group Division and Foil Resistors Division. Mr. Shoshani has been employed by the Company since 1995. Mr. Shoshani is expected to serve as the Chief Executive Officer and President, and will also serve on the Board of Directors of Vishay Precision Group if the intended spin-off of our foil resistors and precision measurements businesses into an independent, publicly-traded company is completed. He will resign his executive positions with our Company, but is expected to remain on Vishay Intertechnology’s Board of Directors. If the intended spin-off does not take place, Mr. Shoshani is expected to resume his previous position as Chief Operating Officer of the Company. Mr. Shoshani is the nephew of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer. Having been involved with many aspects of the Company’s business, Mr. Shoshani has a wide-ranging familiarity with the Company’s operations, technology and industry environment.

Thomas C. Wertheimer is an independent financial and accounting consultant. Prior to his retirement in 2000, he was a senior audit partner with the accounting firm of PricewaterhouseCoopers LLP and its predecessor Coopers & Lybrand LLP. In this capacity, Mr. Wertheimer was responsible for the audits of major U.S. and international public companies and was also a technical consulting partner in the firm’s national office. From 2003 until 2007, Mr. Wertheimer was a consultant for the Public Company Accounting Oversight Board (PCAOB). He is also a director of Fiserv, Inc., an information management and service provider, and Xinyuan Real Estate Co., Ltd., a residential real estate developer in China. Mr. Wertheimer brings to the Board extensive knowledge and experience in accounting, finance, risk management and public company oversight.

Marc Zandman has been Vice Chairman of the Board since 2003, a Director of Vishay since 2001, and President of Vishay Israel Ltd. since 1998. Mr. Zandman was appointed Chief Administration Officer as of January 1, 2007. Mr. Zandman was Group Vice President of Vishay Measurements Group from 2002 to 2004. Mr. Zandman has served in various other capacities with Vishay since 1984. Mr. Zandman is expected to serve as the non-executive Chairman of the Board of Directors of Vishay Precision Group if the intended spin-off of our foil resistors and precision measurements businesses is completed. He is the son of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer. As Chief Administration Officer, Mr. Zandman has a breadth of knowledge concerning the Company’s businesses generally and specifically with respect to the management of its human resources and information technology, as well as close familiarity with the Company’s Israel operations where the Company conducts significant research and development and manufacturing activities.

Ruta Zandman has been employed by Vishay since October 1993 as a Public Relations Associate. She is the wife of Dr. Felix Zandman, Vishay’s Executive Chairman and Chief Technical and Business Development Officer, and usually accompanies Dr. Zandman as a representative of Vishay. Mrs. Zandman has shared or has contingent voting power over approximately 25.3% of the Company’s total voting power, for which it is deemed appropriate that she serve as a member of the Company’s Board.

Under the Company’s Corporate Governance Principles, directors may not stand for election or re-election after the age of 75, unless the Board makes an affirmative determination that, because of the importance and value of the continued service of a director, the retirement policy should be waived. Prior to their re-election in 2008, the Board made such a determination with respect to Messrs. Hurvitz and Rogers. This policy does not apply to Dr. Zandman or any person who controls more than 20% of the voting power of the Company.

REPORT OF THE AUDIT COMMITTEE

Management is responsible for maintaining effective internal control over financial reporting, for assessing the effectiveness of internal control over financial reporting, and for preparing our consolidated financial statements. Our independent registered public accounting firm is responsible for, among other things, performing an independent audit of our consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. Our independent registered public accounting firm is also responsible for auditing the effectiveness of our internal control over financial reporting in accordance with standards of the PCAOB, and issuing a report thereon. It is the responsibility of the Audit Committee to monitor and oversee these processes.

In fulfilling its oversight duties, the Audit Committee reviewed and discussed the following with management and our independent registered public accounting firm, Ernst & Young LLP: (a) the audited financial statements for the fiscal year ended December 31, 2009; (b) the effectiveness of our internal control over financial reporting; and (c) discussed with the independent auditors matters required to be discussed under Statement on Auditing Standards No. 61, Communications with Audit Committees (SAS 61), as amended and as adopted by the PCAOB in AU Section 380. These required communications addressed, among other topics, the independent registered public accounting firm’s responsibility under the standards of the PCAOB; critical accounting policies and practices; judgments and accounting estimates; alternative accounting treatments; any significant audit adjustments; any disagreements or difficulties encountered in performing the audit; and other material communications between the independent registered public accounting firm and management. The Audit Committee received from the independent auditors written disclosures regarding the auditor’s independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditor’s independence. The Audit Committee also considered the compatibility of non-audit services provided to Vishay by Ernst & Young LLP, and the fees and costs billed or to be billed for these services, with the maintenance of the independent registered public accounting firm’s independence. The Committee has concluded that the provision of the non-audit services by Ernst & Young LLP in 2009 did not impair the independent registered public accounting firm’s independence. (The fees and costs billed by the independent registered public accounting firm for audit and non-audit services in 2008 and 2009 are shown under Proposal Two.) Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. All of the audit and non-audit services provided by the independent registered public accounting firm since adoption of the Audit and Non-Audit Services Pre-Approval Policy were pre-approved by the Committee in accordance with such policy.

Based upon the above review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has also appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010, but the Committee has determined in accordance with our historical practices to submit the appointment for ratification by stockholders (See Proposal Two).

Respectfully submitted,

The Audit Committee of the Board of Directors

Thomas C. Wertheimer, Chairman
Zvi Grinfas
Frank Dieter Maier
Wayne M. Rogers

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors is responsible for the selection of our independent registered public accounting firm. The Committee has determined to reappoint the public accounting firm of Ernst & Young LLP as independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2010, as well as to audit the effectiveness of our internal control over financial reporting. Ernst & Young LLP has served as our independent registered public accounting firm since 1968. Although stockholder approval for the appointment of the independent registered public accounting firm is not required, we are continuing our practice of submitting the selection of the independent registered public accounting firm to stockholders for their ratification.

Representatives of the firm of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in May 2003, the Audit Committee must pre-approve all audit and non-audit services provided to Vishay by the independent registered public accounting firm. The policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved generally the engagement of the independent registered public accounting firm for services relating to our filings with the SEC (including comfort letters and consents for securities offerings); acquisition or disposition related diligence activities; internal control review and compliance; interpretation and compliance with accounting and accounting-related disclosure rules and standards; certain attest services; domestic and international tax planning and compliance; and risk management.

The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit and non-audit services rendered to Vishay in 2009 and 2008. These fees are categorized as audit fees, audit-related fees, tax fees, and all other fees. The nature of the services provided in each category is described following the table.

	2009	2008
Audit fees	$5,200,000	$6,600,000
Audit-related fees	1,600,000	100,000
Tax fees	1,300,000	1,500,000
All other fees	100,000	100,000
Total fees	$8,200,000	$8,300,000

Audit fees. These fees generally consist of professional services rendered for the audits of the consolidated financial statements of Vishay and its internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, issuance of comfort letters, consents, income tax provision procedures, and assistance with and review of documents filed with the SEC.

Audit-related fees. These fees generally consist of assurance and other services related to the performance of the audit or review of Vishay’s financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents and letters to underwriters, due diligence related to acquisitions, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans. For 2009, audit-related fees are principally related to the intended spin-off of Vishay Precision Group, Inc.

Tax fees. These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions. They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters.

All other fees. These fees generally consist of reviews for compliance with various government regulations, risk management and treasury reviews and assessments and audits of various contractual arrangements.

Vishay did not make use in 2009 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the independent registered public accounting firm during the year.

The Audit Committee and the Board of Directors recommend that you vote “FOR”
the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010.

STOCKHOLDER PROPOSAL

A stockholder has advised us that he intends to introduce the following proposal to be considered at the 2010 Annual Meeting of Stockholders. Mr. William Steiner, 112 Abbotsford Gate, Piermont, NY 10968, who has advised that he held 4,000 shares of Vishay common stock as of October 20, 2009, the date he submitted this proposal, proposes the adoption of the following resolution, the text of which is set forth below, together with Mr. Steiner’s supporting statement exactly as we received it. Following the proposal, we explain why our Board recommends a vote AGAINST the proposal. Dr. Felix Zandman, beneficial owner of 45.2% of the total voting power of Vishay’s outstanding shares of common stock and Class B common stock, has indicated that he intends to vote all of these shares against this stockholder proposal.

Proposal

MAXIMIZE VALUE RESOLUTION

RESOLVED: That the shareholders of Vishay Intertechnology, Inc. urge the Vishay Intertechnology, Inc. Board of Directors to arrange for the prompt sale of Vishay Intertechnology, Inc. to the highest bidder.

Supporting Statement

The purpose of the Maximize Value Resolution is to give all Vishay Intertechnology, Inc. shareholders the opportunity to send a message to the Vishay Intertechnology, Inc. Board that they support the prompt sale of Vishay Intertechnology, Inc. to the highest bidder. I believe a strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Vishay Intertechnology, Inc. shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Vishay Intertechnology, Inc. Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

The prompt auction of Vishay Intertechnology, Inc. should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both.

The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company’s shareholders that it is no longer acceptable for the board to continue with its current management plan and strategies

I urge your support, vote for this resolution.

Company Response to Stockholder Proposal

The Board believes the proposed action is not in the best interest of Vishay or its stockholders. While the Board agrees that its primary obligation is to maximize long-term shareholder value, the Board unanimously opposes the view that the way to maximize value is to put the Company up for sale in an auction process.

The Board continuously reviews the Company’s business to determine how to maximize value for its stockholders, and considers all strategic and tactical options, including the conditions under which a sale of the Company should be considered. The Board regularly seeks to maximize stockholder value through internal growth, improved efficiencies, expansion and better penetration of markets, acquisitions which are complementary to our business and, currently, the spin-off of Vishay Precision Group. We have pursued a business strategy that consists of several elements. We have expanded within the electronic components industry, primarily through the acquisition of other manufacturers of electronic components that have established positions in major markets, reputations for product innovation, quality, and reliability, strong customer bases, and product lines with which we have substantial marketing and technical expertise. We have reduced selling, general, and administrative expenses through the integration or elimination of redundant sales offices and administrative functions at acquired companies. We have achieved significant production cost savings and synergies through the transfer and expansion of manufacturing operations to countries such as the Czech Republic, India, Israel, Malaysia, Mexico, the People’s Republic of China, and the Philippines, where we can benefit from lower labor costs and available tax and other government-sponsored incentives. We have maintained significant production facilities in those regions where we market the bulk of our products in order to enhance the service and responsiveness that we provide to our customers. We have used our research and development (“R&D”), engineering, and product marketing resources to continually roll out new and innovative products. Finally, we have strengthened our relationships with customers and strategic partners by providing broader product lines and superior service.

Despite the unprecedented global recession experienced in 2009, the Company continued to generate strong cash flows. We have generated cash flows from operations in excess of $200 million in each of the past 8 years, and cash flows from operations in excess of $100 million in each of the past 15 years. In addition, during the recession, the Company positioned itself for future increased profitability. Since the beginning of the economic downturn, we have drastically reduced our fixed costs lowering our break-even point permanently by approximately $400 to $500 million. Our defined restructuring programs have been implemented or announced, which will result in low restructuring charges going forward.

The Board believes it can function most effectively when strategic planning is conducted confidentially and intends to continue its practice of diligently evaluating and pursuing alternatives to enhance stockholder value. The Board believes that the adoption of Mr. Steiner's proposal is not necessary, will be a waste of stockholder resources, and could seriously injure the stockholders' financial interests.

For these reasons, the Board of Directors recommends that you vote “AGAINST” this proposal.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

On April 19, 2010, Vishay had outstanding 172,288,582 shares of common stock, each of which entitles the holder to one vote, and 14,352,839 shares of Class B common stock, each of which entitles the holder to 10 votes. Voting is not cumulative.

The following table shows the number of shares of Vishay common stock and Class B common stock beneficially owned by (a) each director and director nominee, (b) each “Named Executive Officer” identified under “Executive Compensation,” (c) the directors and executive officers of Vishay as a group and (d) any person owning more than 5% of Vishay common stock or the Class B common stock.

	Common Stock				Class B Common Stock
			Right to
			Acquire
			Ownership
		Restricted	Under
		Stock Units	Options
		Scheduled to	Exercisable
	Shares of	Vest within	within 60	Percent of	Shares of		Percent of	Voting
Name	Stock	60 days	days	Class	Stock		Class	Power
Directors and Executive Officers
Dr. Felix Zandman	28,153	14,000	132,000	*	14,261,316	(1)	99.4%	45.2%
Zvi Grinfas	17,000	8,000	—	*	—		—	*
Eliyahu Hurvitz	27,996	8,000	—	*	—		—	*
Dr. Abraham Ludomirski	17,000	8,000	—	*	—		—	*
Dr. Gerald Paul	80,670	9,334	88,001	*	—		—	*
Wayne M. Rogers	37,342	8,000	—	*	—		—	*
Ronald Ruzic	8,000	8,000	—	*	—		—	*
Ziv Shoshani	85,708	1,667	24,501	*	—		—	*
Thomas C. Wertheimer	17,400	8,000	—	*	—		—	*
Dr. Lior Yahalomi	—	—	23,335	*	—		—	*
Marc Zandman	7,610	1,667	24,501	*	1,500	(2)	*	*
Frank Dieter Maier	600	—	—	*	—		—	*
Ruta Zandman	1,159	—	—	*	8,000,100	(3)	55.7%	25.3%

All Directors and Executive Officers
as a group (13 Persons)	328,638	74,668	292,338	*	14,262,816		99.4%	45.4%
c/o Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355

LSV Asset Management. (4)	9,443,766	—	—	5.5%	—		—	3.0%
1 N. Wacker Drive, Suite 4000
Chicago, IL 60606

BlackRock, Inc. (5)	18,228,341	—	—	10.6%	—		—	5.8%
40 East 52nd Street
New York, NY 10022

Bank of New York Mellon Corp (6)	15,664,905	—	—	9.1%	—		—	5.0%
One Wall Street, 31st Floor
New York, New York 10286
____________________

*      Represents less than 1% of the outstanding shares of such class or the total voting power, as the case may be.

(1)	Includes 616,734 shares of Class B common stock directly owned by Dr. Felix Zandman; 8,000,100 shares held in family trusts, of which Dr. Zandman is the trustee and over which Dr. Zandman shares voting and dispositive control with Mrs. Ruta Zandman; and 5,644,482 shares held in a voting trust, of which Dr. Zandman is the trustee and over which Dr. Zandman has sole voting control. The shares held in the voting trust consist of 3,134,074 shares deposited by the Estate of Mrs. Luella B. Slaner and 2,510,408 shares deposited by Mrs. Slaner’s children and various trusts for the benefit of Mrs. Slaner’s children and grandchildren. The voting trust agreement that governs the voting trust will remain in effect until the earlier of (x) February 1, 2050 or (y) the death or resignation or inability to act of Dr. Zandman, but will terminate at any earlier time upon the due execution and acknowledgment by the trustee of a deed of termination, duly filed with the registered office of Vishay.

(2)	Includes 750 shares of Class B common stock directly owned by Marc Zandman and 750 shares of Class B common stock owned by Marc Zandman’s minor child.

(3)	Includes the same 8,000,100 shares of Class B common stock held in family trusts, of which Dr. Felix Zandman is the trustee and over which Mrs. Zandman shares voting and dispositive control with Dr. Zandman. Excludes 616,734 shares of Class B common stock directly owned by Dr. Zandman; however, Mrs. Zandman has the authority to vote Dr. Zandman’s directly owned Vishay shares in the event of his incapacity.

(4)	Based on information provided in a Schedule 13G filed on February 11, 2010 by LSV Asset Management. According to the Schedule 13G, LSV Asset Management may be deemed to have sole power to vote or direct the vote with respect to 9,443,766 shares of common stock; and sole power to dispose or direct the disposition with respect to 9,443,766 shares.

(5)	Based on information provided in a Schedule 13G filed on January 7, 2010 by BlackRock, Inc.. According to the Schedule 13G, BlackRock, Inc. may be deemed to have sole power to vote or direct the vote with respect to 18,228,341 shares of common stock; sole power to dispose or direct the disposition with respect to 18,228,341 shares.

(6)	Based on information provided in a Schedule 13G filed on February 4, 2010 by The Bank of New York Mellon Corporation. According to the Schedule 13G, The Bank of New York Mellon Corporation may be deemed to have sole power to vote or direct the vote with respect to 14,113,043 shares of common stock, and shared power to vote or direct the vote with respect to 2,820 shares; and sole power to dispose or direct the disposition with respect to 15,355,010 shares, and shared power to dispose or direct the disposition with respect to 5,980 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and persons who beneficially own more than ten percent of our common stock to report their ownership of and transactions in our stock in filings with the SEC. Copies of these reports are also required to be supplied to Vishay. Vishay believes, based solely on a review of the copies of such reports received, that our directors and executive officers and persons who beneficially own more than ten percent of our common stock complied with all applicable Section 16(a) reporting requirements during the year ended December 31, 2009, except that Mr. Rogers inadvertently failed to timely report on Form 4 the purchase of 2,000 shares of common stock on December 16, 2009. The Form 4 related to this purchase was filed on February 24, 2010.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was at any time during 2009 an officer or employee of Vishay or any of the Company’s subsidiaries nor was any such person a former officer of Vishay or any of the Company’s subsidiaries. In addition, no Compensation Committee member is an executive officer of another entity at which one of the Company’s executive officers serves on the board of directors.

EXECUTIVE COMPENSATION

Information Concerning Executive Officers

The named executive officers of Vishay, along with their respective ages and positions with Vishay, as of April 19, 2010, are as follows:

Name	Age	Position
Felix Zandman*	81	Executive Chairman of the Board, Chief Technical and Business Development Officer
Gerald Paul*	61	Chief Executive Officer, President and Director
Marc Zandman*	48	Vice Chairman of the Board, Chief Administration Officer, President – Vishay Israel Limited
Lior Yahalomi	51	Executive Vice President and Chief Financial Officer
Ziv Shoshani*	43	Executive Vice President – Vishay Precision Group, and Director
____________________

*	Biography is provided with Board of Directors.

Dr. Lior Yahalomi was appointed Executive Vice President and Chief Financial Officer of the Company effective September 1, 2008. Dr. Yahalomi has been employed by the Company since 2006 and was Senior Vice President – Mergers and Acquisitions, from June 2006 to September 2008. Dr. Yahalomi held several executive positions in the technology, financial services, and venture capital industries, including Managing Partner of CMGI’s @Ventures Technology Fund, Vice President for New Ventures of Gateway, and Senior Vice President for Global Business Development of a business unit of GE Capital.

Officers serve, at the discretion of the Board of Directors, until the meeting of the Board of Directors next following each annual meeting of stockholders, subject to their rights under any contracts of employment described under “Compensation Discussion and Analysis.”

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors is responsible for establishing and approving the compensation of the Chief Executive Officer, recommending to the Board of Directors the compensation of other executive officers, and administering Vishay’s incentive compensation and equity based plans. Other than with respect to the Chief Executive Officer, the Board of Directors makes the final determination with respect to compensation of Vishay’s named executive officers.

This section of the proxy statement explains how our executive compensation is designed with respect to our executive officers.

Compensation Philosophy Generally

Vishay’s compensation programs were historically designed to support our business goals and promote the short and long-term profitable growth of the Company. Vishay’s equity plans are designed to ensure that executive compensation programs and practices are aligned with the long-term interests of Vishay’s stockholders. Total compensation of each individual varies with individual performance and Vishay’s overall performance in achieving financial and non-financial objectives.

The Compensation Committee and Vishay’s management believe that compensation should help to recruit, retain, and motivate key employees who can function effectively both in periods of recession and economic upturn. Ordinarily an executive officer’s total compensation should consist of a combination of cash payments and equity awards, to achieve the right balance between short and long term performance. Equity-based compensation should serve to align the interests of management with those of stockholders. Severance protection should provide executives with an appropriate level of job security, commensurate with their contributions to the Company and their tenure.

The Compensation Committee, in consultation with Dr. Paul in his capacity as Chief Executive Officer, undertakes an annual review of the compensation arrangements of Vishay’s executive officers.

Performance Philosophy

The Company’s compensation philosophy is intended to dovetail with its philosophy of evaluating operating performance.

Like its peers in the electronics industry, the Company has historically gauged its overall performance in accordance with what it terms “adjusted net income.” The Company uses this term to mean net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”) adjusted for various items that management believes are not indicative of the intrinsic operating performance of the Company’s business, as detailed below. The bonuses for the most senior executive officers under the Company’s cash bonus plan discussed below, including Dr. Zandman and Dr. Paul, were keyed to this performance metric. If the Company performed well, these executives would earn the preponderant share of their compensation through the bonus mechanism.

The bonuses for the Company’s other senior executive officers, historically Mr. Marc Zandman and Mr. Shoshani and currently including Dr. Yahalomi, have been tailored to their specific responsibilities, although reflecting in part certain aspects of the Company’s overall performance as well.

The Compensation Committee has always believed that the elements of compensation for the Company’s senior executives reward intrinsically sound management decisions and do not encourage risk taking to enhance short-term profitability at the expense of the long-term health and viability of the enterprise. While the design of our executive compensation program is primarily performance-based, we do not believe that it encourages excessive risk-taking. The Committee believes that the Company’s senior executives have in fact at all times taken a prudent approach to corporate risk management. In addition, the Company has in place a risk management program designed to identify, evaluate and control risks. Through this program, we take a company wide view of risks and have a network of systems and oversight to insure that risks are not viewed in isolation and are appropriately controlled and reported, including a system of reporting to the full Board and its committees. We believe that our compensation programs work within this system.

Historical Build of Senior Executive Compensation Packages

In 2004, under the direction of its Compensation Committee, the Vishay Board of Directors engaged in a major review and overhaul of the compensation practices for its named executive officers. In connection with this review, the Compensation Committee engaged Mullin Consulting, currently MullinTBG, a nationally known and recognized executive compensation consulting firm. Mullin was retained to assist in developing appropriate benefits and compensation plans for the Company’s top executives. Mullin made recommendations concerning the proposed terms of the executives’ employment contracts, including particularly salary and bonus compensation, deferred compensation arrangements, severance arrangements and other supplemental and post-retirement benefits. Mullin performed an analysis comparing the then current compensation of Vishay’s senior executive officers with those of its closest peers in the passive and semiconductor component industries. The Compensation Committee was also in regular communication with Vishay senior executives concerning this project. As a consequence of this review, Vishay entered into comprehensive employment agreements and other arrangements with each of its named executive officers. Except with respect to Dr. Zandman, whose employment agreement was amended and restated in 2009, and the changes in executive positions discussed below, these agreements and arrangements, except for base salaries, remained unchanged and governed the compensation paid and awarded to the executive officers from 2004 and through the year ended December 31, 2009. In March 2010, the Compensation Committee approved certain changes in the employment arrangements for Dr. Paul, and the Board approved certain changes in the employment arrangements of Dr. Zandman, Marc Zandman, and Dr. Yahalomi, upon the recommendation of the Compensation Committee. These arrangements (other than changes in base salaries) are expected to be included in amendments to the employment agreements of these executive officers.

The Compensation Committee crafted the compensation packages for Vishay’s executive officers with a view to the roles that each was expected to play over the medium term in Vishay’s operations, development, and strategic planning. Over the past years, the executives (with the exception of Mr. Shoshani, as will be described further below) have continued to function in the anticipated roles so the Compensation Committee believes that the determinations made in 2004 continue to be relevant and appropriate to our compensation philosophy.

Although Dr. Zandman was our Chief Executive Officer in 2004, it was contemplated that he would relinquish that position to focus full time on technical and business development issues. This occurred effective January 1, 2005. Vishay has always viewed its internal growth through technical advance and its external growth through strategic acquisitions as the primary drivers of stockholder value. Dr. Zandman had been responsible for these areas in the past and, because he would remain with these responsibilities going forward, the Compensation Committee determined that it was appropriate for Dr. Zandman’s compensation to continue to reflect his role as chief architect of our growth and success.

Dr. Paul works closely with Dr. Zandman, has senior responsibilities for our overall business, and has been instrumental as well in promoting our strategic advances. With the assumption by Dr. Paul of the duties of the Chief Executive Officer in 2005, certain responsibilities shifted from Dr. Zandman to Dr. Paul, but the collective leadership function of the most senior executives remained intact. The compensation of Dr. Paul reflects his position and responsibilities at the most senior executive level.

Our succession plan provides for the transition of Mr. Marc Zandman into the role of Chief Executive Officer upon the eventual retirement of Dr. Paul. If Dr. Paul were unexpectedly unable to continue as Chief Executive Officer, it is anticipated that Dr. Zandman and Mr. Marc Zandman would serve as co-CEOs for a period of time. As part of the transition, the Company would also intend to fill the position of Chief Operating Officer with a strong candidate from operating management. The responsibilities of Mr. Marc Zandman have been increasing in connection with his gradual transition into the role of senior management, with Mr. Marc Zandman having become Vice Chairman and Chief Administration Officer of the Company. The compensation of Mr. Marc Zandman is intended to reflect this transitional status. Currently, Mr. Marc Zandman reports to Dr. Paul and his compensation in part is subject to Dr. Paul’s annual performance assessment.

Mr. Shoshani relinquished his position as Chief Operating Officer on November 1, 2009 to become Executive Vice President of the Vishay Precision Group. Mr. Shoshani is expected to serve as the Chief Executive Officer and President, and will also serve on the Board of Directors of Vishay Precision Group if the intended spin-off of our foil resistors and precision measurements businesses into an independent, publicly-traded company is completed. He will resign his executive positions with our Company, but is expected to remain on Vishay Intertechnology’s Board of Directors. If the intended spin-off does not take place, Mr. Shoshani is expected to resume his previous position as Chief Operating Officer of the Company.

The compensation arrangements were embodied in agreements with each of the executives with the expectation that they would remain in place for a period of time. The agreements have an evergreen feature, whereby at the end of each year another year is added so that effectively the agreements always have three remaining years in their term. An evergreen term is essentially similar to the right of an executive to receive severance if the Company does not renew his employment agreement at the end of its stated term, a not uncommon feature in senior executive employment arrangements. The Compensation Committee chose to include the evergreen feature rather than a right to severance upon end-of-term non-renewal in recognition of the long-standing affiliation of each of the senior executives with the Company, their significant contributions to the growth of the Company over the years and the expectation that their affiliation with the Company would continue for the foreseeable future. As a consequence, the compensation arrangements can only be modified with the respective executives’ consent, without which, the executive would otherwise have the right to terminate employment and receive severance pay. Given the longstanding employment relationship with and other ties to Vishay of each of the executives, the Compensation Committee did not believe that the evergreen feature would impede change in the executive compensation structure for senior management, where such change would be desirable and in the best interests of Vishay.

Dr. Yahalomi’s employment contract was negotiated subsequent to his appointment as Executive Vice President and Chief Financial Officer effective September 1, 2008. The agreement was approved by the Compensation Committee and the full Board on December 5, 2008, just as the contours of worldwide economic crisis were beginning to come into focus. The terms of the agreement, which are discussed below, reflect Dr. Yahalomi’s more limited history with the Company. Accordingly, there is no evergreen feature, and the severance provisions are scaled back.

Response to the Global Recession

The nearly unprecedented disruption in the global economy that began in the latter half of 2008 and continued into 2009 had a profound effect upon the Company. The Compensation Committee, like the Company generally, focused on measures to see the Company safely through the economic storm raging worldwide, and particularly in the markets served by the Company. While management has always been focused on generating free cash, which the Company defines as cash flow from operations less cash used for capital expenditures, net of proceeds from sale of fixed assets, conservation and generation of cash was central to the Company’s short-term management objectives. The Company undertook various initiatives to conserve cash, including plant closures and reductions in labor force. Consistent with these measures, the Company imposed a freeze on compensation, where possible, and the elimination of bonuses for 2009.

The Compensation Committee froze base salaries for the Company’s senior executive officers for 2009. While Dr. Zandman and Dr. Paul have a contractual entitlement to participation in the Company’s cash bonus plan, the Committee encouraged these executives to forgo their cash bonuses for 2009. Drs. Zandman and Paul would have been entitled to bonuses of $97,757 and $32,586, respectively, pursuant to their employment agreements. At their discretion, Dr. Zandman and Dr. Paul decided to forego their cash bonuses for 2009. Other senior executive officers, whose bonuses are subject to individual performance measures, were not paid bonuses for 2009. The Committee also did not make any discretionary awards of equity-based compensation for 2009, in part because of the unsettled economic environment and because of the depressed price of the Company’s stock.

Role of the Compensation Consultant

During fiscal 2009, the Compensation Committee hired PricewaterhouseCoopers (“PwC”) to assist in respect of an evaluation of the compensation of Vishay’s executive officers. PwC provided the Committee with data on compensation practices at companies comparable to the Company in terms of size, industry and other characteristics. PwC also made recommendations to the Committee concerning changes to the current compensation packages of the executive officers, particularly with respect to equity-based compensation. The PwC consultants that performed the consulting services reported directly to the Committee.

PwC was also engaged by the Compensation Committee and the Strategic Affairs Committee of the Board, together with another consulting firm, to advise with respect to the compensation for senior management of Vishay Precision Group following the proposed spin-off of the Company’s foil resistor and precision measurements businesses.

Compensation Components

The discussion that follows in this section addresses the executive compensation packages in effect in 2009.

The components of the compensation packages for our named executive officers, as prescribed by their employment agreements, include base salary, commensurate with the roles and responsibility of the executives discussed above; annual performance based bonuses; deferred compensation; and customary welfare and retirement benefits. The Compensation Committee also considers the award of extra-contractual equity-based compensation on a year-by-year basis. The basic compensation packages for the executive officers have generally been congruent, with certain variations reflecting their respective positions and tenure with the Company.

The Committee reviewed data on compensation practices of 47 public companies that are similar to Vishay in terms of revenues, number of employees, market capitalization, geographic location and/or scope of international operations, and that are found in the Fortune 1000 listing and the S&P MidCap 400 Index. These companies include several active in the semiconductor and electronic components industry, and others in different industries. However, the Committee did not select a specific peer group for these purposes or perform a quantitative benchmarking analysis.

Based on the data it reviewed and the performance of the Company’s executive officers, the Compensation Committee believes that the compensation packages for 2009, taken as a whole, continued to be generally in line with compensation arrangements at comparable public companies. The Compensation Committee noted that the cash compensation paid to Drs. Zandman and Paul was generally higher than the cash compensation paid to executives at other comparable public companies, while the equity based compensation was lower. This has been consistent with the Company’s historical emphasis on cash compensation, as discussed below under “Incentive Compensation.” The compensation packages of Messrs. Marc Zandman and Shoshani have been somewhat lower than the compensation of executive officers of their rank at other comparable public companies in consideration of their transitional status in the Company’s management structure.

The compensation packages for the Company’s senior executives also include severance benefits that the Compensation Committee believes are consistent with severance programs for similarly situated senior executives at comparable public companies.

Base salary

The minimum base salary levels for Drs. Zandman and Paul and Messrs. Marc Zandman and Shoshani were fixed in the 2004 employment agreements. Dr. Zandman’s base salary has remained unchanged since 1998, at his request. The Compensation Committee determined the minimum base salaries in 2004 in consultation with Mullin Consulting, based upon the executives’ salary levels in effect at the time, then present responsibilities and expectations with respect to future responsibilities and a comparison to peer group executive salaries. The Compensation Committee selected the group of peer group companies on the advice of Mullin Consulting. Compensation practices in the peer group were only one of the factors considered by the Compensation Committee, and the Committee did not perform a quantitative benchmarking analysis.

The Compensation Committee reviews the base salary levels each year to determine whether an increase would be appropriate. In this process, the Compensation Committee considers the individual performance and prior years’ compensation level of each of the executives, our recent operating results, operating results of our competitors, projections for the future, other components of the executive pay packages, perceived salary trends in executive base salary among our peer group and, in the case of executives other than Drs. Zandman and Paul, input from our Chief Executive Officer on executive performance.

Base salaries for Dr. Paul and Messrs. Marc Zandman and Shoshani remained the same through 2005. For 2006, the Compensation Committee approved a revised base salary for Dr. Paul, and, on the recommendation of the Compensation Committee, the Board increased the base salaries of the other named executive officers other than Dr. Zandman. These base salaries were again increased in 2007. Dr. Paul’s base salary has always been denominated in euro, and, beginning in 2007, the base salaries of Messrs. Marc Zandman and Shoshani have been denominated in Israeli shekels. A portion of the increase in the salaries of Dr. Paul, Messrs. Marc Zandman and Shoshani since 2005, expressed in terms of U.S. dollars, reflects the significant weakening of the dollar against the currencies of the home jurisdiction of these executives.

Incentive compensation

Dr. Zandman and Dr. Paul participate in the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “162(m) Plan”) based on “adjusted net income,” as described below.

Over many years, we have viewed adjusted net income as the primary indicator of the performance of our senior management team. As more specifically addressed below, adjusted net income refers to net income determined in accordance with GAAP, adjusted to eliminate the after tax effects of items, positive or negative, that do not relate to our intrinsic operations. These items include, among others, goodwill impairment; impairment of indefinite-lived intangible assets; asset write-downs; severance and restructuring costs; special tax items; and other items, such as unusual gains or losses that impact GAAP net income, not reflecting on-going operating activities. We utilize this measure in part because it eliminates factors that mask the actual performance of on-going operations and because of its currency with other public companies in our industry. Accordingly, the Compensation Committee determined that the incentive compensation of Drs. Zandman and Paul should be primarily in the form of a percentage of adjusted net income, with a cap (generally three times salary) or other feature to avoid compensation that in fact or in appearance might be deemed excessive.

The 162(m) Plan provides an annual bonus as a percentage of our adjusted net income. Dr. Zandman’s bonus is equal to 3.0% of adjusted net income and the bonus of Dr. Paul is equal to 1.0% of adjusted net income. Bonuses under the 162(m) Plan are limited to three times the executive’s base salary.

Messrs. Marc Zandman and Shoshani are eligible for a performance bonus of up to 42.5% of their respective base salaries, as determined by the Compensation Committee, based on their individual performances. The individual performance goals are established by the Chief Executive Officer in consultation with the executives themselves at the beginning of each calendar year and include both a quantitative and qualitative component. The performance of each executive is reviewed by the Chief Executive Officer and the Compensation Committee following the end of the year, and each executive is assigned a performance score for each of several categories. The total maximum score that each of Messrs. Marc Zandman and Shoshani could achieve is 42.5, which would entitle Messrs. Marc Zandman and Shoshani to a performance bonus of 42.5% of their base salary.

Equity Based Compensation

In recent years, the Compensation Committee was not inclined to award significant amounts of equity-based compensation, and the 2004 employment arrangements with our executive officers reflect this approach. In part, the Compensation Committee’s determination not to rely on equity-based compensation was motivated by a desire to avoid dilution of the interests of stockholders generally. Also, this approach is a reflection of our stock performance, which in recent years, in the view of the Compensation Committee, has not accurately mirrored our operating performance in comparison to our peers. The Compensation Committee has reconsidered this policy and intends to consider the award of extra-contractual equity-based compensation on a year-by-year basis. The reconsideration has been motivated in part by the goal of aligning executive compensation with the Company’s stock performance, which has lagged over the past several years, and in part by limitations on the amount of incentive compensation payable under the Company’s 162(m) cash bonus plan. When the Compensation Committee recommended adoption of amendments to the Company’s 162(m) plan in 2004, limiting payments to three times base salary, the Compensation Committee contemplated levels of adjusted net income (the basis for payments under the 162(m) plan) in the range of $100 million. In 2006 and 2007, the Company’s adjusted net income significantly exceeded $100 million and the Compensation Committee determined that additional incentive compensation was appropriate. No extra-contractual equity compensation was awarded for performance in 2008 and 2009.

Deferred compensation

Executives are eligible to participate in a nonqualified deferred compensation plan, which is available to all employees who meet certain criteria under the Internal Revenue Code. Vishay annually contributes $150,000 to this plan on behalf of Dr. Zandman, and $100,000 for Dr. Paul and Messrs. Marc Zandman and Shoshani, pursuant to their respective employment agreements.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. The senior executives have elected to defer all eligible amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum. To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

As noted, Drs. Zandman and Paul and Messrs. Marc Zandman and Shoshani each have a long-standing relationship with the Company, and, with the exception of Mr. Shoshani who is expected to terminate his employment with the Company and become the Chief Executive Officer of Vishay Precision Group, Inc. following the contemplated spin-off from the Company, we expect that each will continue to serve Vishay for so long as their services are desired and they can make effective management contributions. The Compensation Committee therefore considers this deferred compensation in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time. The deferral is also intended to delay payment until such time as the compensation should be deductible under Section 162(m) of the Internal Revenue Code.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2009 was “above market” or “preferential.”

Phantom stock units

Pursuant to their employment agreements, Drs. Zandman and Paul and Messrs. Marc Zandman and Shoshani receive annual grants of phantom stock units. The grants are made under the Company’s Senior Executive Phantom Stock Plan, which was approved by stockholders at our 2004 annual meeting. Similar to the deferred cash compensation described above, the Compensation Committee considers the grant of phantom stock units in the nature of a retirement benefit and an anticipatory reward for loyalty to Vishay over time.

Deferred equity compensation consists of 5,000 phantom stock units per year to each executive. The number of units to be granted annually was determined based on the market price of Vishay common stock in 2004, at the time the deferred compensation program was crafted, of approximately $20 per share, so that the deferred cash and stock compensation would be of similar magnitude. The cumulative increase in the number of phantom stock units held by the executives over time also is intended to strengthen the alignment of executive and stockholder interests in the long term appreciation of Vishay’s equity value.

Severance

The Compensation Committee believes that severance payments in the event of an involuntary termination of employment are part of a standard compensation package for senior executives. Also, the changes in management roles anticipated when the compensation program was developed in 2004 may have created some uncertainty regarding the continuity of employment of the executives other than Dr. Zandman. Consequently, the Compensation Committee included customary severance provisions for the named executive officers in their employment contracts. The terms of these severance provisions are discussed elsewhere in this proxy statement.

Dr. Zandman’s Employment Contract

The Company entered into an amended and restated employment agreement with Dr. Zandman, effective as of May 13, 2009. This agreement amended and restated the employment agreement between the Company and Dr. Zandman that was previously amended and restated as of January 1, 2004. The amended employment agreement eliminates Dr. Zandman’s right to receive substantial royalty payments upon the termination of his employment in certain circumstances, as described below, and replaces it with a series of significantly reduced payments payable to him in six annual installments.

The 2004 employment agreement included a provision entitling him to a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating patents, inventions and any other form of technology created, discovered or developed by him or under his direction. The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 employment agreement. This provision was carried over from Dr. Zandman’s original employment agreement of March 1985, and could not be modified or eliminated without Dr. Zandman’s consent. It was a reflection, among other things, of Dr. Zandman’s key role in the founding of the Company and creating, developing and commercializing the Company’s technologies and the absence of any compensation to Dr. Zandman for the core intellectual property that he has contributed to the Company over the years from its inception.

The Company engaged a consultant in 2007 to assist its evaluation of the royalties to which Dr. Zandman would be entitled were his employment to be terminated. Based in part upon the work of this consultant and its own updated computations, management estimated that the present value of the royalties to which Dr. Zandman would be entitled were his employment terminated at December 31, 2008 would be between approximately $370 million and $445 million, with a possible tax gross-up if the royalties were payable in connection with a change of control and deemed subject to an excise tax. (This present value does not factor in any assessment of the probability of payment.)

In December 2008, Dr. Zandman approached the Compensation Committee with a proposal to amend and restate his 2004 employment agreement. The Compensation Committee engaged PricewaterhouseCoopers LLP and independent legal counsel to assist the Committee in analyzing, responding to and, if appropriate, negotiating the terms of Dr. Zandman’s proposal. Specifically, PricewaterhouseCoopers was asked to review and assess the Company’s valuation, based upon the work of its consultant, of the potential royalty payment amounts under the 2004 Agreement and to advise the Committee generally with respect to Dr. Zandman’s compensation package.

After extensive analysis and negotiation with Dr. Zandman on the terms of his proposal, on May 12, 2009, the Compensation Committee approved modifications to the 2004 employment agreement and recommended its approval to the full board of directors. The Compensation Committee determined that the modifications were in the best interests of the Company and its stockholders, because they eliminated the substantial contingent liability represented by the royalty payments, including a possible gross up if the royalties became payable in connection with a change of control and were deemed subject to Section 4999 of the Internal Revenue Code. The possible consequences of this contingent liability for potential strategic alternatives available to the Company were deemed of particular concern during a time of the unprecedented disruption that was being experienced in the global markets. The modifications to Dr. Zandman’s employment agreement were not considered and approved, however, in response to any specific transaction then under consideration by the Company.

The amended and restated employment agreement was approved by the board upon recommendation of the Compensation Committee on May 13, 2009 and became effective as of that date. The modifications to the 2004 employment agreement include the following principal terms:
  Dr. Zandman’s right to the royalty payments has been terminated.

  Dr. Zandman is entitled to a payment of $10 million as of the effective date of the amended and restated agreement, to be followed by five successive annual payments of $10 million.

  Payments may be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern.

  Payments will accelerate if, following a change of control of the Company, Dr. Zandman is terminated without cause or if he terminates employment for good reason. In the event of Dr. Zandman’s death or disability, the unpaid annual installments would accelerate upon a change of control, whether it occurs before or after the death or disability. If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company will reimburse Dr. Zandman for the excise tax on customary terms.

  Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed.

  Dr. Zandman will forfeit future payments if he terminates his employment without good reason or if his employment is terminated for cause.

  Dr. Zandman will not receive any other severance payments upon his termination of employment for any reason.

  Other terms of the 2004 Agreement remain substantially the same. Dr. Zandman continues to be subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.
A copy of Dr. Zandman’s amended employment agreement was filed as an exhibit to the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 15, 2009.

Retirement benefits

The Compensation Committee believes that providing adequate postretirement benefits commensurate with position is essential to retaining qualified individuals for long-term employment. Vishay maintains pension programs for most employees in the United States and Germany, including its executive officers. All pension benefits were frozen as of January 1, 2009. To mitigate the loss in benefits of these employees, effective January 1, 2009, we increased the company match portion of our 401(k) defined contribution savings plan for employees impacted by the pension freeze. With the exception of Dr. Zandman’s pension, the retirement benefits for executive officers are not materially preferential to those of other employees.

Perquisites

We provide executive officers with perquisites and other personal benefits that Vishay and the Compensation Committee believe are reasonable and consistent with our overall compensation program. These perquisites are not intended, however, to constitute a material portion of the executive’s compensation packages. In general, the perquisites, while not integral to the performance of an executive’s duties, must bear some relationship to the executive’s employment and be of perceived benefit to Vishay. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Individual considerations

The disparity in compensation among the Company’s senior executives reflects a general assessment of their contributions to the Company’s current performance and its prospects for growth in the future. While Dr. Zandman no longer serves as Chief Executive Officer, he continues to function as Chief Technical Officer and Chief Business Development Officer. The Company’s successes have always been driven by the twin engines of technological innovation and synergistic acquisition. Dr. Zandman continues to lead in both these areas and his higher compensation reflects a perception by the Compensation Committee that the areas of his responsibility will continue to be the key drivers for the Company’s future performance. The compensation of Dr. Paul is intended to be commensurate with his responsibility and oversight, as President and Chief Executive Officer, for all areas of the Company’s operations. While it is anticipated that Mr. Marc Zandman will succeed to the Company's top operational post over time, he is currently responsible primarily for specific areas of the Company's operations and reports to the Chief Executive Officer. The relatively lower compensation for Mr. Marc Zandman reflects his current transitional status. Mr. Shoshani relinquished his position as Chief Operating Officer on November 1, 2009 to become Executive Vice President of the Vishay Precision Group. Mr. Shoshani is expected to serve as Chief Executive Officer and President, and serve on the Board of Directors of Vishay Precision Group if the intended spin-off is completed. He will resign his executive positions with our Company, but is expected to remain on Vishay Intertechnology’s Board of Directors. He will resume his position as COO of Vishay if the intended spin-off does not take place.

Dr. Lior Yahalomi’s Employment Arrangements

As noted above, Dr. Yahalomi’s employment arrangements were negotiated in the fall of 2008 and are qualitatively different in several respects than the arrangements negotiated in 2004 with the other senior executive officers. The differences are reflective of Dr. Yahalomi’s limited tenure with the Company to date.

Under his contract, Dr. Yahalomi receives a base salary of $362,500 per year. Dr. Yahalomi is entitled to receive a discretionary bonus of up to 50% of base salary as determined by the Compensation Committee or the Chief Executive Officer.

The terms of Dr. Yahalomi’s severance arrangements are described elsewhere in this proxy statement, but are limited to a maximum of 12 months of base salary.

Dr. Yahalomi is entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by the Company to its senior executives, subject to plan requirements. However, he does not receive Company contributions under the Company’s nonqualified deferred compensation plan and does not participate in the Senior Executive Phantom Stock Plan.

On March 18, 2010, the Compensation Committee and the Board of Directors approved certain changes in the employment arrangements of the named executive officers effective for 2010. A summary of the changes can be found following the 2009 executive compensation section below.

2009 Executive Compensation

The components of 2009 compensation for Drs. Zandman and Paul and Messrs. Marc Zandman and Shoshani were largely consistent with their employment agreements and consisted of:
  base salary;

  cash and equity performance-based bonuses;

  deferred compensation;

  other equity compensation;

  severance or change in control benefits;

  retirement benefits; and

  perquisites and other personal benefits.
In addition, Messrs. Marc Zandman and Shoshani were awarded extra-contractual Restricted Stock Units (“RSUs”) under the Company’s 2007 Stock Incentive Program. Messrs. Marc Zandman and Shoshani were eligible to receive RSU grants in 2008, however, the Company had to make certain regulatory filings in Israel before such grants could be made to these executives. These approvals were received in 2009.

The components of 2009 compensation for Dr. Yahalomi, based on his formal employment agreement, consisted of:
  base salary; and

  perquisites and other personal benefits.
The tables and accompanying footnotes that follow provide additional information regarding the compensation earned, held by, or paid to each of our named executive officers in 2009.

Base salary

Base salaries for 2009 are set forth below:

		Percentage Increase from
Name	2009 Base Salary	Prior Year(1)
Dr. Felix Zandman	$975,000	None
Dr. Gerald Paul	€752,776 (approximately $1,045,000)(2)	None
Dr. Lior Yahalomi	$362,500	None
Marc Zandman	NIS 1,422,981 (approximately $362,000)(3)	None
Ziv Shoshani	NIS 1,201,329 (approximately $305,000)(3)	None
____________________

(1)	Determined in the currency of payment

(2)	Paid in Euro.

(3)	Paid in Israeli shekels (NIS).

As noted above, the base salaries of the senior executive officers were not increased in 2009.

Performance-based bonus

Drs. Zandman and Paul are entitled to receive bonuses in accordance with the 162(m) Plan, while Dr. Yahalomi along with Messrs. Marc Zandman and Shoshani receive performance bonuses, in accordance with the terms of their respective contracts. The bonuses for Drs. Zandman and Paul are limited to three times base salary by the terms of the 162(m) Plan. The bonuses for Dr. Yahalomi and Messrs. Marc Zandman and Shoshani are limited to 50%, 42.5%, and 42.5% of their respective base salaries.

Due to the unprecedented global recession experienced in 2009, no performance-based bonuses were awarded to Dr. Yahalomi and Messrs. Marc Zandman and Shoshani. At their discretion, Drs. Zandman and Paul decided to forego the cash bonuses to which they were entitled.

Stock-based compensation

In 2009, the Compensation Committee awarded 10,000 RSUs to Messrs. Marc Zandman and Shoshani who were eligible to receive these grants in 2008 based on the Company’s 2007 performance. Certain regulatory filings prevented the approval of these grants until 2009. For Messrs. Marc Zandman and Shoshani, the RSUs vest in six equal installments, the first on the date of the grant (April 23, 2009), the second on May 28, 2009, and the remainder on the first four anniversaries of that date.

Other Considerations Regarding Executive Compensation

Israeli benefits

Mr. Marc Zandman and Mr. Shoshani are employed by Vishay Israel Ltd., an Israeli subsidiary of Vishay Intertechnology, Inc. and are residents of Israel. As a result, they are entitled to certain benefits that are generally available to employees in Israel on a non-discriminatory basis, but are not afforded to the other named executive officers, including:
  advanced training fund, 7.5% of base salary

  severance fund, 8.33% of base salary

  disability insurance, 2.5% of base salary

  pension fund, 5% of base salary
These benefits are required by Israeli law or employment practices generally, and were taken into account by the Compensation Committee in formulating the overall compensation package for these executives.

Foreign currency considerations

Dr. Paul is employed by Vishay Europe GmbH, a German subsidiary of Vishay Intertechnology, Inc., and is a German citizen. Accordingly, our employment agreement with Dr. Paul provides for his base salary to be denominated (and paid) in euro. Messrs. Marc Zandman and Shoshani, as residents of Israel, have their base salaries denominated (and paid) in new Israeli shekels. With the weakening of the U.S. dollar versus the euro and the Israeli shekel in recent years, the amounts reported in U.S. dollars as compensation for these executives effectively increased. The Compensation Committee evaluates the effect of foreign currency conversion rates in formulating the overall compensation package for these executives.

Tax deductibility of executive compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the annual tax deduction for compensation paid to each of the Chief Executive Officer and any of the three highest paid other executive officers, other than the Chief Executive Officer and the Chief Financial Officer. However, compensation that qualifies as performance-based compensation is deductible even in excess of $1 million. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. Vishay believes that the compensation generally is fully deductible for federal income tax purposes. The annual bonuses under the 162(m) Plan are based on Vishay’s earnings, and therefore qualify as performance-based compensation. All stock options awarded by Vishay also qualify as performance-based compensation, as do most awards of restricted stock and restricted stock units, the vesting of which requires the Company to achieve performance targets of a type contemplated by a plan approved by stockholders.

In certain situations, the Compensation Committee may approve compensation that will not satisfy the requirements of Section 162(m), in order to ensure competitive levels of total compensation for its executive officers. For example, Dr. Paul’s base salary for 2009 exceeded $1 million, largely because his salary is payable in euro and the dollar has weakened considerably against the euro in recent years. The 2004 employment agreements provide for mandatory deferral of any such compensation under those agreements until the payment of the compensation would be deductible by Vishay for federal income tax purposes. The restricted stock units granted in 2009 do not qualify as performance-based compensation. The Compensation Committee determined that the factors favoring granting these awards outweighed the tax considerations.

Certain covenants

Under the terms of their employment contracts, the executives are subject to customary non-competition, non-solicitation, non-disparagement and confidentiality covenants. The non-competition and non-solicitation covenants for executives other than Dr. Zandman remain in force through the second anniversary of the date of termination of the executive’s employment with the Company. The covenants for Dr. Zandman are intended to continue in force for the longest period allowed by law. The non-disparagement and confidentiality covenants have no specified term. While the payments and benefits to the executives are made in consideration of the executives’ compliance with these covenants, there are no specific forfeiture provisions in the employment contracts for a breach of the covenants.

REPORT OF THE COMPENSATION COMMITTEE

To Our Stockholders:

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Wayne Rogers, Chairman
Zvi Grinfas
Dr. Abraham Ludomirski
Thomas C. Wertheimer

COMPENSATION TABLES

Summary Compensation Table

The following table summarizes information regarding compensation earned, held by, or paid to our named executive officers during 2009. The information included in the table should be read in conjunction with the footnotes which follow, the descriptions of the employment agreements with each named executive officer described in “Compensation Discussion and Analysis,” and the “Grants of Plan Based Awards,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits,” and “Nonqualified Deferred Compensation” tables on the pages which follow:

							Change in
							Pension
							Value and
						Non-Equity	Non-qualified
					Options	Incentive	Deferred Comp.	All Other
		Salary	Bonus	Stock Awards	Awards	Plan Comp.	Earnings	Comp.
		(1)	(2)	(3)	(4)	(2)	(5) (6)	(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Dr. Felix Zandman	2009	$975,000	$10,000,000	$18,500	—	—	$656,622	$234,844	$11,884,966
Executive Chairman of the Board and	2008	975,000	—	887,020	—	$2,925,000	—	199,607	4,986,627
Chief Technical and Business	2007	975,000	—	68,750	3,780,000	2,925,000	—	196,452	7,945,202
Development Officer

Dr. Gerald Paul	2009	1,044,615	—	18,500	—	—	102,901	137,500	1,303,516
President and Chief Executive Officer	2008	1,103,939	—	610,380	—	991,889	163,548	137,500	3,007,256
	2007	961,105	—	68,750	2,520,000	1,814,948	214,651	137,500	5,716,954

Dr. Lior Yahalomi	2009	362,650	—	—	—	—	17,464	31,998	412,112
Executive Vice President and Chief	2008	295,144	—	—	261,600	45,313	19,048	14,156	635,261
Financial Officer (8)

Marc Zandman	2009	361,694	—	69,700	—	—	13,403	258,841	703,638
Vice Chairman of the Board, Chief	2008	396,594	—	57,100	—	90,225	5,323	303,162	852,404
Administration Officer, and President -	2007	333,704	—	68,750	356,250	101,780	—	219,385	1,079,869
Vishay Israel Ltd.

Ziv Shoshani	2009	305,359	—	69,700	—	—	8,957	222,385	606,401
Executive Vice President -	2008	334,819	—	57,100	—	39,341	3,664	297,824	732,748
Vishay Precision Group, and Director (9)	2007	281,724	—	68,750	356,250	69,586	—	206,563	982,873

(1)	Column (c) reflects base salary earned during the respective years and, for Drs. Zandman and Paul, includes amounts deferred in accordance with the provisions of our 401(k) plan. Dr. Paul’s employment agreement specifies that his salary be denominated and paid in euro. The employment agreements for Messrs. Marc Zandman and Shoshani provide for their salaries to be denominated in U.S. dollars, but the Company subsequently agreed with the executives to denominate their salaries in Israeli shekels. The amounts presented above have been converted into U.S. dollars at the weighted average exchange rate for the year.

(2)	Due to the unprecedented global recession experienced in 2009, no performance-based bonuses were awarded to Dr. Yahalomi and Messrs. Marc Zandman and Shoshani. At their discretion, Drs. Zandman and Paul decided to forego the cash bonuses to which they were entitled. Column (d) reflects cash paid to Dr. Zandman in 2009 related to his amended and restated employment agreement described on pages 26 and 27.

(3)	Column (e) represents the grant-date fair value of 5,000 phantom stock units awarded annually to certain named executive officers pursuant to the terms of their employment agreements. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized. Column (e) also includes the grant-date fair value of restricted stock units granted in that year. The grant-date fair value is recognized for accounting purposes over the vesting periods of the respective awards. No amounts are included for performance based restricted stock units.

(4)	Column (f) represents the grant-date fair value of stock options granted to the named executive officers during 2007, 2008, and 2009. The grant-date fair value is recognized over the vesting periods of the respective awards. There can be no assurance that the grant-date fair value of these awards will ever be realized. The assumptions used in computing the grant-date fair value are detailed in Note 12 to Vishay’s consolidated financial statements for the year ended December 31, 2009, included in its Annual Report on Form 10-K. No stock options were exercised in 2009.

(5)	Column (h) reflects the change in the actuarial present value of the named executive officer’s pension and other post employment benefits under respective defined benefit retirement plans, from the plan measurement date used in preparing the prior year consolidated financial statements to the plan measurement date used in preparing the current year consolidated financial statements, determined using the same interest rate, mortality, and other actuarial assumptions used in our consolidated financial statements. For Dr. Paul, conversion of his euro-denominated pension benefit into U.S. dollars had the impact of increasing the amount disclosed by $210,000 in 2007, $146,000 in 2008, and $ 76,000 in 2009. Column (h) does not include any amounts for the benefits payable to Dr. Zandman for 2007 and 2008 because changes in actuarial assumptions reduced the present value of Dr. Zandman’s accumulated benefit by $405,000 at December 31, 2007 compared to December 31, 2006 and by $199,507 at December 31, 2008 compared to December 31, 2007. See the “Pension Benefits” table for more information on the benefits payable to the named executive officers under their respective pension plans.

(6)	The named executive officers (with the exception of Dr. Yahalomi) also participate in our nonqualified deferred compensation plan under which amounts deferred are credited with earnings based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2007, 2008, or 2009 was “above market” or “preferential.” Consequently, no deferred compensation plan earnings are included in the amounts reported in Column (h). See the “Nonqualified Deferred Compensation” table for more information on the benefits payable under the nonqualified deferred compensation plan.

(7)	All other compensation includes amounts deposited on behalf of each named executive officer into Vishay’s nonqualified deferred compensation plan pursuant to the employment agreements with each named executive officer, personal use of company car, Company match on 401(k) contributions, benefits generally available to employees in Israel, and other perquisites, as described below (asterisk denotes amounts paid in foreign currency and translated at average exchange rates for the year):

	2009	2008	2007
Dr. Felix Zandman	$147,735	$147,735	$150,000	Company contribution to non-qualified deferred compensation plan
	22,200	22,200	22,200	Personal use of Company car
	9,800	4,600	4,500	Company match to 401(k) plan
	43,985	13,948	8,628	Company-paid medical costs
	11,124	11,124	11,124	Group Term Life imputed income

Dr. Gerald Paul	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	37,500	37,500	37,500	Personal use of Company car*

Dr. Lior Yahalomi	$9,800	$859	$-	Company contribution to non-qualified deferred compensation plan
	11,881	7,455	-	Personal use of Company car
	9,075	4,600	-	Company match to 401(k) plan
	1,242	1,242	-	Group Term Life imputed income

Marc Zandman	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	17,478	16,158	9,288	Personal use of Company car*
	114,316	159,957	83,963	Israeli employment benefits*
	27,047	27,047	26,134	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)

Ziv Shoshani	$100,000	$100,000	$100,000	Company contribution to non-qualified deferred compensation plan
	15,638	12,871	9,537	Personal use of Company car*
	79,700	157,906	70,892	Israeli employment benefits*
	27,047	27,047	26,134	Medical and prescription drug insurance premiums (Blue Cross / Blue Shield)
____________________

(8)	Dr. Yahalomi was appointed Executive Vice President and Chief Financial Officer on September 1, 2008. Amounts presented for 2008 include amounts earned in his previous position as Senior Vice President - Mergers and Acquisitions.

(9)	Mr. Shoshani was appointed Chief Operating Officer effective January 1, 2007 and resigned this position on November 1, 2009. He is now Executive Vice President – Vishay Precision Group, and is expected to serve as the President and Chief Executive Officer, and will also serve on the Board of Directors of Vishay Precision Group if the intended spin-off of our foil resistors and measurements businesses into an independent, publicly-traded company is completed. He will also resign his executive positions with Vishay Intertechnology, Inc., but retain his membership on our board of directors. If the intended spin-off does not take place, Mr. Shoshani will resume his previous position as Chief Operating Officer of Vishay Intertechnology, Inc.

Grants of Plan Based Awards

The following table provides information with regard to plan based awards granted to each named executive officer during 2009. The information included in the table should be read in conjunction with the footnotes which follows and the description of Vishay’s Senior Executive Phantom Stock Plan described in “Compensation Discussion and Analysis.”

			All Other
			Stock
		Estimated Future	Awards:	All Other
		Payouts Under	Number of	Option Awards:		Grant Date Fair
		Non-Equity	Shares of	Number of		Value of Stock
		Incentive Plan	Stock or	Securities	Exercise or Base	and Option
		Awards Max	Units	Underlying	Price of Option	Awards
		($)	(#)	Option	Awards	($)
Name	Grant Date	(1)	(2)	(#)	($/sh)	(3)
Dr. Felix Zandman	1/2/2009	$2,925,000	5,000	—	—	$18,500

Dr. Gerald Paul	1/2/2009	$3,134,000	5,000	—	—	$18,500

Marc Zandman	1/2/2009	$—	5,000	—	—	$18,500
	4/23/2009	—	10,000	—	—	51,200

Ziv Shoshani	1/2/2009	$—	5,000	—	—	$18,500
	4/23/2009	—	10,000	—	—	51,200
____________________

(1)	Amounts in this column represent three times the executive’s base salary in the case of each of Drs. Zandman and Paul, because their maximum bonuses are limited under the Company’s 162(m) Plan to such amount. Drs. Zandman and Paul would have been entitled to bonuses of $97,757 and $32,586, respectively, pursuant to their employment agreements, however at their discretion, Drs. Zandman and Paul decided to forego their cash bonuses for 2009. Due to the unprecedented global recession experienced in 2009, no performance-based bonuses were awarded to Dr. Yahalomi and Messrs. Marc Zandman and Shoshani.

(2)	Included in this column are awards of phantom stock granted effective January 2, 2009, and awards of restricted stock units granted to Messrs. Shoshani and Marc Zandman related to 2007 performance that could not be awarded until 2009. The RSU grants are effective April 23, 2009.

(3)	Amounts in this column include:

  the grant-date fair value of 5,000 phantom stock units awarded annually to certain executive officers pursuant to the terms of their employment agreements. The amount is calculated using the closing price of Vishay stock on the grant date of $3.70. The common stock underlying these awards is not received until termination of employment, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized;

  the grant-date fair value of the restricted stock units. The amount is calculated using the closing price of Vishay stock on the date of grant of $5.12. The common stock underlying these awards is not received until the awards are vested, and accordingly, there can be no assurance that the grant-date fair value of these awards will ever be realized.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised stock options held by our named executive officers as of December 31, 2009.

	Option Awards						Stock Awards

				Equity
				Incentive
				Plan Awards:
		Number of	Number of	Number of			Number of	Market Value
		Securities	Securities	Securities			Shares or	of Shares or
		Underlying	Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Grant	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Date (1)	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)
Dr. Felix Zandman	10/12/2000	27,000	—	—	$25.13	10/12/2010	—	—
	5/22/2007	70,000	140,000	—	$18.00	5/22/2017	—	—
	5/28/2008	—	—	—	—	—	56,000	$467,600
Total		97,000	140,000	—			56,000	$467,600

Dr. Gerald Paul	10/12/2000	18,000	—	—	$25.13	10/12/2010	—	—
	5/22/2007	46,668	93,332	—	$18.00	5/22/2017	—	—
	5/28/2008	—	—	—	—	—	37,334	$311,739
Total		64,668	93,332	—			37,334	$311,739

Dr. Lior Yahalomi	6/26/2006	10,001	9,999	—	$15.83	6/26/2016	—	—
	6/26/2007	8,334	16,666	—	$15.61	6/26/2017	—	—
	8/18/2008	5,000	25,000	—	$8.72	8/18/2018	—	—
Total		23,335	51,665	—			—	—

Marc Zandman	10/12/2000	12,000	—	—	$25.13	10/12/2010	—	—
	2/27/2007	8,334	16,666	—	$14.25	2/27/2017	—	—
	4/23/2009	—	—	—	—	—	6,668	55,678
Total		20,334	16,666	—			6,668	55,678

Ziv Shoshani	10/12/2000	12,000	—	—	$25.13	10/12/2010	—	—
	2/27/2007	8,334	16,666	—	$14.25	2/27/2017	—	—
	4/23/2009	—	—	—	—	—	6,668	55,678
Total		20,334	16,666	—			6,668	55,678
____________________

(1)	Options vest in six equal annual installments beginning on the first anniversary of the date of grant.

Option Exercises and Stock Vested

The following table provides information with regard to amounts paid to or received by our named executive officers during 2009 as a result of the exercise of stock options and vesting of restricted stock units.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
	on Exercise	Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	—	$—	14,000	$77,000
Dr. Gerald Paul	—	—	9,333	51,332
Mr. Ziv Shoshani	—	—	3,332	17,693
Mr. Marc Zandman	—	—	3,332	17,693

Pension Benefits

Vishay maintains various retirement benefit plans and arrangements.

Dr. Zandman’s employment agreement provides an annual retirement benefit equal to 50% of his average base pay and bonus for the five years preceding his retirement (but not to exceed $1 million annually). These benefits are fully vested. Dr. Zandman does not participate in any of Vishay’s defined benefit retirement plans.

Vishay Europe GmbH, a German subsidiary of Vishay, has a noncontributory defined benefit plan governed by German law covering its management and executive employees. Dr. Paul is the only named executive officer that participates in this plan. Dr. Paul also has an individual contractual pension arrangement with Vishay Europe GmbH that will pay an annual benefit upon retirement at age 65 based on his years of service (up to 25) and average salary and bonus in the three highest of his final ten years of employment (“final average compensation”). The retirement benefit will not exceed 40% of such final average compensation, and the individual contractual pension amount will be reduced by pension amounts payable under the Company plan. Dr. Paul has voluntarily agreed to a maximum limit of €180,000 per year with respect of such final average compensation. The Compensation Committee may, however, in its sole discretion, elect to increase the €180,000 limitation to reflect Dr. Paul’s actual salary and bonus, to take into account cost of living adjustments, or as it may otherwise deem appropriate.

In the United States, Vishay maintained a pension plan which provided defined benefits to U.S. employees whose benefits under the qualified pension plan would be limited by the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. Effective January 1, 2009, the U.S. pension plans were frozen. Benefits accumulated as of December 31, 2008 will be paid to employees upon retirement, but no further benefits will accrue beyond that date. To mitigate the loss in benefits of these employees, effective January 1, 2009, the Company increased the Company-match portion of its 401(k) defined contribution savings plan for employees impacted by the pension freeze. Dr. Yahalomi is the only executive officer that participates in this defined benefit plan.

The plan was contributory and, other than the fact that it is nonqualified under ERISA, provided substantially the same benefits that are available under Vishay’s qualified retirement plan. Employees with five or more years of service were entitled to annual pension benefits beginning at normal retirement age on the first day of the month following the participant’s 65th birthday equal to the sum of 2.1% of the first $10,000 of earnings plus 2.64% of the annual earnings in excess of $10,000 with a new pension unit earned each year. The final pension is the sum of all units earned during the employee’s career. The plan permits early retirement if the participant is at least age 55 and has at least five years of service. Employees may elect to receive their pension benefits in the form of a joint and survivor annuity or other contingent annuities. Employees are 100% vested immediately in their contributions. If employees terminate before rendering five years of service, they forfeit the right to receive the portion of their accumulated plan benefits attributable to the Company's contributions. Employees receive the value of their accumulated benefits as a life annuity payable monthly from retirement. For each employee electing a life annuity, payments will not be less than the greater of (a) the employee’s accumulated contributions plus interest or (b) an annuity for five years.

As part of their respective employment agreements, certain executive officers and their surviving spouses are entitled to receive medical coverage up to a $15,000 annual premium value for life if they terminate employment after attaining age 62. These benefits are fully vested.

The following table provides information regarding the present value of benefits accrued under these retirement benefit plans and arrangements:

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit (1)	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)
Dr. Felix Zandman	Individual contractual pension arrangement	n/a	$4,274,488	—
	Individual contractual post-employment medical arrangement	n/a	74,858	—

Dr. Gerald Paul(2)	Vishay Europe GmbH Pension Plan and individual contractual arrangement	32	1,805,377	—
	Individual contractual post-employment medical arrangement	n/a	182,826	—

Dr. Lior Yahalomi	Vishay Nonqualified Retirement Plan	2.5	48,987	—

Marc Zandman	Individual contractual post-employment medical arrangement	n/a	65,307	—

Ziv Shoshani	Individual contractual post-employment medical arrangement	n/a	36,569	—
____________________

(1)
These amounts have been calculated using interest rate, mortality, and other actuarial assumptions consistent with those used for financial reporting purposes set forth in Note 11 to Vishay’s consolidated financial statements included in our 2009 Annual Report on Form 10-K.

(2)	Dr. Paul’s benefits are denominated in Euros. The dollar amount shown in the table is based on the year to date weighted average conversion rate for 2009.

Nonqualified Deferred Compensation

The named executive officers participate in a nonqualified deferred compensation plan, which is available to all employees which meet certain criteria under the Internal Revenue Code. Certain executive officers are entitled under their respective employment agreements to annual contributions to this plan by Vishay, less certain applicable taxes. The named executive officers are also eligible to elect to defer additional amounts of compensation, subject to certain limitations. Only Dr. Yahalomi has elected to defer additional amounts of compensation.

Amounts contributed to these plans prior to January 1, 2005 were deemed deferred until retirement or termination of employment. Effective January 1, 2005, all employees that participate in the plan were given the option to choose shorter deferral periods for all or a portion of their deferred compensation. All of the named executive officers have elected to defer all amounts of compensation until retirement or termination of employment, at which time, the amounts would be paid in a lump sum. To the extent required to avoid tax penalties, the deferred amounts are not paid until six months after the termination of employment.

While deferred, amounts are credited with “earnings” based on the performance of notional investment options available under the plan. No portion of the earnings credited during 2009 was “above market” or “preferential.”

The following table sets forth information relating to the activity in the nonqualified deferred compensation plan accounts of the named executive officers during 2009 and the aggregate balance of the accounts as of December 31, 2009:

		Registrant			Aggregate
	Executive	Contributions in	Aggregate	Aggregate	Balance at
	Contributions in	Last Fiscal Year	Earnings in Last	Withdrawals/	Last Fiscal
	Last Fiscal Year	(1)	Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)
Dr. Felix Zandman	$—	$147,735	$410	—	$983,448
Dr. Gerald Paul	—	100,000	275	—	660,303
Dr. Lior Yahalomi	18,125	9,800	85,442	—	404,773
Marc Zandman	—	100,000	111,355	—	622,446
Ziv Shoshani	—	100,000	23,310	—	636,957
____________________

(1)
These amounts are included in Column (i) of the “Summary Compensation Table” as a component of “All Other Compensation.” No portion of the earnings credited during 2009 was “above market” or “preferential.” Accordingly, no amounts related to earnings on deferred compensation have been included in the “Summary Compensation Table.”

Potential Payments Upon Termination or a Change in Control

Our employment agreements with our named executive officers provide incremental compensation in the event of termination, as described below. Generally, Vishay does not provide any severance or other benefits specifically upon a change in control. Termination of employment also impacts outstanding stock options, restricted stock units, phantom stock units, and nonqualified deferred compensation balances.

Current Executives other than Dr. Zandman

The executive employment contracts of Dr. Paul and Messrs. Marc Zandman and Shoshani contain severance provisions providing generally for 3 years of compensation in the case of a termination without cause or a voluntary termination by the executive for “good reason” (as defined in the employment agreement). Specifically, severance items include:
  salary continuation for three years, payable over three years;

  5,000 shares of common stock annually for three years. Because these shares are granted after termination of employment, actual shares – rather than phantom stock units – are granted;

  bonus for the year of termination;

  $1,500,000 lump sum cash payment. This payment replaces the annual deferred compensation credits and the annual bonus for the 3-year severance period;

  lifetime continuation of executive’s life insurance benefit; and

  continuation of executive’s medical benefit for a maximum of three years if the termination occurs before attaining age 62 and lifetime continuation up to $15,000 annual premium value if the termination occurs after attaining age 62.
The Company is required to give Dr. Yahalomi three months prior notice of its intention to terminate his employment without cause. If he remains employed through the end of the three month period, he will be entitled to receive a severance payment equal to nine months of base salary. If the Company terminates his employment without cause and fails to provide him with three months’ notice, or if it terminates his employment without cause during the notice period, Dr. Yahalomi will be entitled to a severance payment equal to 12 months of base salary less any salary paid to Dr. Yahalomi during the shortened notice period. Dr. Yahalomi will receive accrued benefits under the Vishay Nonqualified Retirement Plan once his pension benefits are vested. If he leaves the Company prior to vesting, he is entitled only to the repayment of his contributions plus associated interest.

In addition, Dr. Paul will receive payment of his individual contractual pension in the event of a termination for any reason, as well as accrued benefits under the Vishay Europe GmbH pension plan.

The following table sets forth the compensation that would have been received by each of the Company’s executive officers other than Dr. Zandman had they been terminated as of December 31, 2009.

				Lump sum			Non-qualified
				termination		Life insurance /	deferred
	Salary cont.	Bonus	Stock grants	payment	Pension	Medical benefit	compensation
	(1)	(2)	(3)		(4)	(4)	(5)
Dr. Gerald Paul	$3,134,000	—	$125,250	$1,500,000	$1,805,377	$182,826	$660,303
Dr. Lior Yahalomi	362,500	—	—	—	48,987	—	404,773
Marc Zandman	1,085,081	—	125,250	1,500,000	—	65,307	622,446
Ziv Shoshani	916,077	—	125,250	1,500,000	—	36,569	636,957
____________________

(1)	Equals 3 times U.S. dollar value of 2009 salary, paid over three years, for Dr. Paul and Messrs. Marc Zandman and Shoshani. Equals 12 months of his 2009 salary for Dr. Yahalomi.

(2)	Consists of bonus and non-equity incentive plan compensation for 2009 as reflected in the "Summary Compensation Table".

(3)	Equals 15,000 shares, multiplied by $8.35, which was the closing price of Vishay’s common stock on December 31, 2009. The shares are to be paid out over three years.

(4)	Present value of accumulated benefit reflected in the "Pension Benefits" table, paid annually until death.

(5)	Aggregate balance at year end as reflected in the "Nonqualified Deferred Compensation" table.

Dr. Zandman

On May 13, 2009, the Company entered into an amended and restated employment agreement with Dr. Felix Zandman (the “2009 Agreement”).

The purpose of the 2009 Agreement was to eliminate the right of Dr. Zandman to receive a royalty during the ten years following his termination of employment equal to 5% of gross sales, less returns and allowances, of Vishay products incorporating inventions and any other form of technology created, discovered or developed by him or under his direction. The royalty was payable in the event Dr. Zandman was terminated without “cause” or resigned for “good reason,” as defined in the 2004 Agreement.

Pursuant to the 2009 Agreement, Dr. Zandman’s right to the royalty payments has been terminated. Dr. Zandman received a payment of $10 million as of the effective date of the amended and restated agreement, and is entitled to receive five additional annual payments of $10 million each.

Payments pursuant to the 2009 Agreement may be deferred with interest in the event that making such payment would jeopardize the ability of the Company to continue as a going concern. Payments will accelerate if, following a change of control of the Company, Dr. Zandman is terminated without cause or if he terminates employment for good reason. In the event of Dr. Zandman’s death or disability, the unpaid annual installments would accelerate upon a change of control, whether it occurs before or after the death or disability. If an excise tax were imposed under Section 4999 of the Internal Revenue Code due to the acceleration of the payments, the Company will reimburse Dr. Zandman for the excise tax on customary terms. Absent a change of control, if the Company were to terminate Dr. Zandman’s employment without cause or Dr. Zandman were to terminate employment for good reason or in the event of his death or disability, the unpaid annual installment payments would not accelerate and would continue until completed. Dr. Zandman will forfeit future payments if he terminates his employment without good reason or if his employment is terminated for cause. Furthermore, as a result of the 2009 Agreement, Dr. Zandman will not receive any other severance payments upon his termination of employment for any reason. Other terms of the 2004 Agreement remain substantially the same. Dr. Zandman continues to be subject to non-competition, non-solicitation, non-disparagement and confidentiality covenants.

Golden Parachute Gross-up

Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain compensation paid upon a change in control if the compensation exceeds three times the executive’s average annual compensation. Vishay does not provide any severance or other benefits specifically upon a change in control, but under the Internal Revenue Service interpretations of the Section 4999 rules, if a termination of employment occurred in connection with a change in control, the severance might be subject to the excise tax. The 2004 employment agreements provide for Vishay to reimburse the named executive officers for any excise tax. The Compensation Committee believes that it would be unfair for the executive to be taxed in such a case since the payments are not intended to be made with respect to a change in control.

Impact on Nonqualified Deferred Compensation Balances

As described above, the named executive officers participate in a nonqualified deferred compensation plan. All of the named executive officers have elected to defer such compensation until retirement or termination of employment, at which time the amounts would be paid in a lump sum.

Impact on Outstanding Stock Options

The named executive officers have stock options outstanding that were granted under the 1998 Stock Option Program or the 2007 Stock Incentive Program. The outstanding stock options as of December 31, 2009 were as follows:

Name	1998 Program	2007 Program	Total
Dr. Felix Zandman	237,000	—	237,000
Dr. Gerald Paul	158,000	—	158,000
Dr. Lior Yahalomi	—	75,000	75,000
Marc Zandman	37,000	—	37,000
Ziv Shoshani	37,000	—	37,000

Pursuant to the 1998 Stock Option Program and the 2007 Stock Incentive Program, upon termination by retirement, death, or disability, an optionee has up to 12 months to exercise any vested options (limited by the expiration date of the respective options). Upon voluntary termination, the optionee has up to 60 days to exercise any vested options. However, Vishay has, in the past, modified these terms as part of negotiated termination agreements.

Based on the year-end 2009 closing price of $8.35 for Vishay’s common stock on the NYSE, none of the options currently held by our named executive officers were in the money.

Impact on Restricted Stock Units

Certain executive officers received grants of restricted stock units. In the event of termination, all unvested restricted stock units are forfeited. At December 31, 2009, Drs. Zandman and Dr. Paul had 56,000 and 37,334 unvested restricted stock units, respectively, and Messrs. Marc Zandman and Shoshani each had 6,668 unvested restricted stock units.

Additional RSUs were granted March 18, 2010 as described under “2010 Changes to Employment Agreements” below.

Impact on Phantom Stock Units

Certain executive officers receive an annual grant of 5,000 phantom stock units pursuant to their respective employment agreements. Upon termination of employment, each executive will receive one share of Vishay common stock for each phantom stock unit held.

The table below shows the total phantom stock units held by certain executive officers and the value of the underlying common stock at December 31, 2009:

	Phantom
Name	Stock Units	Value
Dr. Felix Zandman	30,000	$250,500
Dr. Gerald Paul	30,000	$250,500
Marc Zandman	30,000	$250,500
Ziv Shoshani	30,000	$250,500

The table above excludes the 2010 annual grant to certain executive officers of 5,000 phantom stock units.

Additional Information on Equity Compensation Plans

The following table provides certain information concerning our equity compensation plans as of December 31, 2009.

			Number of shares of
			Common Stock
			remaining available
	Number of Shares of		for future issuance
	Common Stock to be		under equity
	issued upon exercise	Weighted-average	compensation plans
	of outstanding	exercise price of	(excluding shares
	options, warrants and	outstanding options,	reflected in the first
	rights	warrants and rights	column)
Equity compensation plans approved by stockholders (1)
1998 Stock Option Program	1,148,000	$22.35	—
General Semiconductor Stock Option Program	1,499,000	$18.32	—

2007 Stock Incentive Program (2)
Stock options	81,000	$12.70	(2)
Restricted Stock Units	155,000	n/a	(2)
Total 2007 Stock Incentive Program	236,000		2,595,000

Senior Executive Phantom Stock Plan (3)	120,000	n/a	145,000
Total approved by stockholders	3,003,000		2,740,000

Equity compensation plans not approved by stockholders	—		—
Total equity compensation plans	3,003,000		2,740,000

____________________

(1)	Additional information about these plans is presented in Note 12 to the Company's consolidated financial statements, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	The 2007 Stock Incentive Program provides for the grant of stock options, restricted stock, unrestricted stock, and restricted stock units. Therefore the shares available for future issuance are presented only in total for the program.

(3)	The Senior Executive Phantom Stock Plan provides for the granting of phantom stock units to individuals whose employment arrangements with the Company provide for such grants. Each phantom stock unit entitles the recipient to receive a share of Vishay common stock at the individual's termination of employment or any other future date specified in the employment agreement. Because these awards have no exercise price, there is no calculation of the weighted average exercise price.

2010 Changes to Employment Agreements

On March 18, 2010, the Compensation Committee of the Board of Directors approved certain changes in the employment arrangements for Dr. Paul, and the Board of Directors approved certain changes in the employment arrangements of Dr. Zandman, Marc Zandman, and Dr. Yahalomi, upon the recommendation of the Compensation Committee. These arrangements (other than changes in base salaries) are expected to be included in amendments to the employment agreements of these executive officers.

No change was made to the executive compensation arrangements of Ziv Shoshani, who is expected to terminate his employment with the Company and become the Chief Executive Officer of Vishay Precision Group, Inc. following the contemplated spin-off from the Company. See “The Spin-Off of Vishay Precision Group—Arrangements with Expected Vishay Precision Group Directors and Officers” below for information concerning Mr. Shoshani’s compensation arrangements with Vishay Precision Group following consummation of the spin-off.

Base Salaries

The base salaries for 2010 are set forth below.

Name	Positions Held	2010 Base Salary
Dr. Felix Zandman	Executive Chairman of the Board, Chief Technical	$975,000(a)
and Business Development Officer

Dr. Gerald Paul	President and Chief Executive Officer	€752,776
(approximately
$1,104,000)(a)(b)
Marc Zandman	Vice-Chairman of the Board, Chief Administration	NIS 1,866,750
	Officer, and President - Vishay Israel Ltd.	(approximately
$475,000)(c)
Dr. Lior Yahalomi	Executive Vice President and Chief Financial Officer	$417,000

Ziv Shoshani	Executive Vice President, Vishay Precision Group	NIS 1,201,329
(approximately
$305,000)(a)(c)(d)

(a)	No change versus prior year.

(b)	Salary will be paid in Euro.

(c)	Salary will be paid in Israeli shekels.

(d)	Until the proposed spin-off occurs. Upon successful completion of the spin-off, Mr. Shoshani’s base salary will be $420,000.

Annual Incentive Cash Programs

The employment agreements of Marc Zandman and Dr. Yahalomi will be amended to provide for changes to their annual cash incentive bonus.

Marc Zandman’s target bonus will be 50% of base salary with no minimum and a maximum bonus of 200% of base salary. Performance goals for purposes of the annual bonus award will be recommended by the Chief Executive Officer and approved by the Compensation Committee.

Dr. Yahalomi’s target bonus will be 50% of base salary with no minimum and a maximum bonus of 200% of base salary. Performance goals for purposes of the annual bonus award will be recommended by the Chief Executive Officer and approved by the Compensation Committee.

Long-term Equity Incentives

The employment agreements of the named executive officers will be amended to provide for annual grants of equity-based compensation in the form of restricted stock units. Of the total equity-based compensation grant, 25% will be in the form of time-vested restricted stock units (“RSUs”) that carry only a service condition. The remaining 75% of the grant will be in the form of performance-vested restricted stock units, or performance stock units (“PSUs”). The PSUs will vest if certain defined performance criteria established by the Registrant’s Compensation Committee are realized. The grants will be made pursuant to the Vishay Intertechnology 2007 Stock Incentive Program. They will be based upon a percentage of base salary for the then current year as follows:

Name	LTI Value
Dr. Felix Zandman	160% of base salary
Dr. Gerald Paul	150% of base salary
Marc Zandman	100% of base salary
Dr. Lior Yahalomi	100% of base salary

The number of units granted annually to each executive will be determined by multiplying the executive's base salary for the applicable year by the respective percentage set forth above and dividing by the closing price of the Registrant’s common stock on the New York Stock Exchange on the last trading day preceding January 1 of the applicable year. For the purpose of the 2010 grants only, however, the total number of units was calculated based on a market price in proximity to the date of approval of the new long-term equity incentives. The RSUs and PSUs will time-vest on January 1 of the third year following grant, with the performance vesting of the PSUs to occur on the date that the Compensation Committee certifies that the performance criteria have been satisfied.

The grants for 2010 under these new equity compensation arrangements, which will time-vest on January 1, 2013, are as follows:

			Total Units
Name	RSUs Granted	PSUs Granted	Granted
Dr. Felix Zandman	37,000	111,000	148,000
Dr. Gerald Paul	39,000	118,000	157,000
Marc Zandman	11,000	34,000	45,000
Dr. Lior Yahalomi	10,000	30,000	40,000

Other

Dr. Paul also received a special one-time equity-based compensation grant representing approximately $500,000 in value. The one-time equity-based compensation grant was in the form of 46,500 time-vested restricted stock units, which will vest on January 1, 2013. The grant is being made in consideration of Dr. Paul’s having led the company through the recent recession successfully while building cash.

The Spin-Off of Vishay Precision Group

As previously announced, the Company intends to spin-off its precision measurement and foil resistors businesses into an independent, publicly-traded company to be named Vishay Precision Group, Inc.

Special Transaction Bonuses

The Board of Directors approved special transaction bonuses related to the Vishay Precision Group spin-off. Upon the successful completion of the spin-off, Dr. Paul, Dr. Yahalomi, and Marc Zandman will each receive a $500,000 cash bonus.

See “Arrangements with Expected Vishay Precision Group Directors and Officers” below for incentives to Mr. Shoshani for the successful completion of the Vishay Precision Group spin-off.

Arrangements with Expected Vishay Precision Group Directors and Officers

The Registrant’s Strategic Affairs and Compensation Committees recommended to the Registrant’s Board of Directors the terms of the compensation of the executive officers and chairman of the board of Vishay Precision Group, to become effective upon consummation of the spin-off. On March 18, 2010, the Registrant’s Board of Directors approved these compensation arrangements. These include Ziv Shoshani and Marc Zandman, both of whom are currently executive officers of the Company.

Ziv Shoshani

Upon consummation of the spin-off, Mr. Shoshani will become the President and Chief Executive Officer of Vishay Precision Group, Inc. It is anticipated that Mr. Shoshani will enter into a three-year employment agreement with Vishay Precision Group following the spin-off. The following is a summary of the terms of Mr. Shoshani’s employment arrangements with Vishay Precision Group, as well as certain other compensation that he will be eligible to receive in connection with the spin-off.

Cash compensation. Mr. Shoshani will receive a base salary of $420,000, payable in Israeli currency based on the average exchange rate during the preceding calendar year. In addition, he will be eligible for an annual cash performance bonus. His target bonus will be 75% of base salary with no minimum and a maximum bonus of 200% of base salary. Performance goals for purposes of the annual bonus award will be established each year by the compensation committee of Vishay Precision Group.

Equity compensation. Mr. Shoshani will be entitled to receive an annual long-term equity incentive award with a target value equal to 100% of base salary. The form of the annual equity award will be as determined by the compensation committee of Vishay Precision Group. Mr. Shoshani will also receive a founder’s equity grant having a total value of $800,000. The grant will take the form of Vishay Precision Group restricted stock units (RSUs), all of which will vest three years from the distribution date. The RSUs will also vest on a change of control and in certain other circumstances to be determined by the compensation committee of Vishay Precision Group. These equity grants will be made pursuant to the Vishay Precision Group 2010 Stock Incentive Program, which is expected to be adopted prior to the spin-off.

Special bonuses. Mr. Shoshani will receive from Vishay Precision Group a cash sign-on bonus of $400,000 upon consummation of the spin-off. Mr. Shoshani will be obligated to repay this bonus if he terminates his employment with Vishay Precision Group during the initial three-year term of his employment contract, other than termination for good reason, death or disability. Mr. Shoshani will also receive a one-time cash bonus from the Company in the amount of $600,000 upon the successful completion of the spin-off.

Severance. If Mr. Shoshani’s employment is terminated without cause or if he terminates his employment with Vishay Precision Group for good reason, he will be entitled to receive cash severance in an amount equal to two years’ base salary plus a prorated amount of this target bonus for the year of termination. Mr. Shoshani will also be entitled to a customary continuation of benefits. Mr. Shoshani will not be entitled to a tax gross up in respect of any parachute payment tax imposed on his severance benefits, and, if a tax of this nature would otherwise be imposed, the severance payments will be cut back to the extent necessary to avoid this tax.

Other. Mr. Shoshani will be entitled to such other benefits, including retirement benefits, as may be approved by the compensation committee of Vishay Precision Group following the spin-off. He will also be subject to a customary non-competition agreement for a period of two years following termination of his employment with Vishay Precision Group. “Cause,” “good reason” and “change of control” will be as defined in Mr. Shoshani’s employment agreement.

Marc Zandman

Marc Zandman is expected to be the non-executive Chairman of the Board of Directors of Vishay Precision Group. Mr. Marc Zandman will receive an annual $75,000 retainer for his service on the Vishay Precision Group Board of Directors. Upon successful completion of the spin-off, Mr. Marc Zandman will also receive a founder’s equity grant having a total value of $75,000. The grant will take the form of Vishay Precision Group restricted stock units (RSUs), which will vest pro rata over three years. These equity grants will be made pursuant to the Vishay Precision Group 2010 Stock Incentive Program.

Other Executive Officers

The Strategic Affairs and Compensation Committees also recommended to the Registrant’s Board of Directors the terms of employment arrangements with other persons expected to assume executive officer roles of Vishay Precision Group upon the completion of the Vishay Precision Group spin-off. On March 18, 2010, the Company’s Board of Directors approved these compensation arrangements. These employees are not presently executive officers of the Company. The terms of these arrangements will be disclosed in the Vishay Precision Group Form 10 registration statement required to be filed in connection with the spin-off.

Director Compensation

On March 18, 2010, the Board of Directors determined to award to each of the non-management directors an annual grant of 10,000 restricted stock units (“RSUs”). The RSUs will vest three years from the date of grant, with pro rata vesting upon earlier cessation of service. These grants will be made pursuant to the Vishay Intertechnology 2007 Stock Incentive Program. Mr. Maier was awarded 7,500 RSUs upon being elected to the Board. These RSUs will vest on March 18, 2013, with pro rata vesting upon earlier cessation of service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Vishay maintains employment agreements with our Executive Chairman, Chief Executive Officer, and each of our other executive officers. See “Executive Compensation” above.

Yitzhak Shoshani is the brother of director Ruta Zandman and the uncle of director and executive officer Ziv Shoshani. Mr. Yitzhak Shoshani is Vice President and General Manager of, and owns 33.3% of, Ecomal Israel, a non-exclusive distributor of our products mainly in the Israeli market. Mr. Yitzhak Shoshani earned $127,468 in salary, and $300,000 in the form of dividend due to the performance of Ecomal Israel for 2009.

Dubi Zandman is a cousin of Executive Chairman Dr. Felix Zandman and a Vice President of the Vishay Measurements Group. For 2009, Mr. Dubi Zandman received salary and bonus of $187,496.

Steven C. Klausner is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Vice Chairman Marc Zandman. Mr. Klausner is a Vice President and Treasurer of Vishay. For 2009, Mr. Klausner received salary, bonus, and benefits totaling $177,619.

Roy Shoshani is the brother of Ziv Shoshani and the nephew of Ruta Zandman and Dr. Felix Zandman. He is currently Senior Director Division at Siliconix. For 2009, Mr. Roy Shoshani received salary and benefits totaling $269,242. His benefits include $61,283 for a housing allowance (which is customary for any Vishay employees on international assignments).

Eli Goddard is the son-in-law of Dr. Felix Zandman and Ruta Zandman and the brother-in-law of Marc Zandman and has performed legal services for Vishay Israel Limited. For 2009, Mr. Goddard received a consulting fee of $77,194.

Alon Shagir is the brother-in-law of Marc Zandman. Mr. Shagir is employed by Vishay Israel Limited as a process engineer. For 2009, Mr. Shagir received salary and benefits totaling $35,863.

Ron Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani. Mr. Ron Shoshani is employed as a sales engineer by Vishay Israel Limited. For 2009, Mr. Ron Shoshani received salary and benefits totaling approximately $60,563.

Shay Shoshani is a nephew of Ruta Zandman and Dr. Felix Zandman and a cousin of Ziv Shoshani. Mr. Shay Shoshani is employed as a bookkeeper by Ecomal Israel. For 2009, Mr. Shay Shoshani received salary and benefits totaling approximately $56,326.

Our Board has adopted a written Related Party Transaction Policy that governs the review, approval, or ratification of related party transactions. The Nominating and Corporate Governance Committee has the responsibility to administer the policy. All related party transactions, including employment relationships and charitable contributions, must be approved or ratified by the Committee. Members of the Committee may not participate in any review, consideration, or approval of any transaction involving such member, any family member of such member, or any entity with which such member is affiliated. A copy of the Related Party Transaction Policy is available to stockholders on our website and in print upon request.

Our Related Party Transaction Policy requires that all new employment relationships with a family member of a director or executive officer be approved by the Committee. The Committee also must undertake an annual review of on-going employment relationships of family members of any director or executive officer.

OTHER MATTERS

This proxy statement includes all of the business that the Board of Directors intends to present at the annual meeting. The Board of Directors is not aware of any other matters proposed to be presented at the meeting. If any other matter or matters are properly brought before the annual meeting or any adjournment thereof, it is the intention of the person named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

AVAILABILITY OF ANNUAL REPORT AND FORM 10-K TO STOCKHOLDERS

Our Annual Report to Stockholders for the year ended December 31, 2009 accompanies this proxy statement. Vishay will provide to any stockholder, upon written request and without charge, a copy of our most recent Annual Report on Form 10-K, including the financial statements, as filed with the Securities and Exchange Commission. All requests for such reports should be directed to Investor Relations, Vishay Intertechnology, Inc., 63 Lancaster Avenue, Malvern, PA 19355, telephone number (610) 644-1300.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

To be eligible for inclusion in our proxy materials for the 2011 annual meeting, a stockholder proposal must be received by our Corporate Secretary by the close of business on December 28, 2010.

By order of the Board of Directors,

Peter G. Henrici
Corporate Secretary

April 27, 2010

VISHAY INTERTECHNOLOGY, INC. 59 MAIDEN LANE NEW YORK, NY 10038
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		For All	Withhold All	For All Except

The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors Nominees:	0	0	0

01 Dr. Felix Zandman 02 Dr. Gerald Paul 03 Frank Maier
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as Vishay's independent registered public accounting firm for the year ending December 31, 2010.	0	0	0

The Board of Directors recommends you vote AGAINST the following proposal(s):		For	Against	Abstain

3.	Stockholder Proposal	0	0	0
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Stockholders to be held June 16, 2010.

The following materials, also included with this Notice, are available for view on the Internet:

Proxy Statement for the 2010 Annual Meeting of Stockholders

2009 Annual Report to Stockholders

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

VISHAY INTERTECHNOLOGY, INC.

2010 Annual Meeting of Stockholders

The undersigned hereby appoints Dr. Felix Zandman, Dr. Gerald Paul, and Dr. Lior Yahalomi, and each of them acting individually, with full power of substitution, to vote all shares of common stock and Class B common stock of Vishay Intertechnology, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Vishay Intertechnology, Inc. to be held at the Rittenhouse Hotel Ballroom, 2nd Floor at 210 West Rittenhouse Square, Philadelphia, PA 19103, at 10:30 a.m., local time, on Wednesday, June 16, 2010, and at any adjournment thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be dated and signed on the other side.)